Exhibit 10.2

TERM LOAN AGREEMENT

BY AND AMONG

NEW PLAN EXCEL REALTY TRUST, INC.,

THE LENDERS PARTY HERETO,

AND

CITICORP NORTH AMERICA, INC.,

AS ADMINISTRATIVE AGENT

DATED AS OF APRIL 5, 2005

CITIGROUP GLOBAL MARKETS INC.

AND

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNING MANAGERS

AND

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

AS SYNDICATION AGENT

TABLE OF CONTENTS

1.	DEFINITIONS

	1.1	Defined Terms
	1.2	Other Interpretive Provisions
	1.3	Accounting Terms
	1.4	Rounding
	1.5	Times of Day

2.	AMOUNT AND TERMS OF LOANS

	2.1	Loans
	2.2	Notes
	2.3	Procedure for Loan Borrowings
	2.4	Repayment of Loans; Evidence of Debt
	2.5	Prepayments of the Loans
	2.6	Conversions
	2.7	Interest Rate and Payment Dates
	2.8	Substituted Interest Rate
	2.9	Taxes; Net Payments
	2.10	Illegality
	2.11	Increased Costs
	2.12	Indemnification for Break Funding Losses
	2.13	Use of Proceeds
	2.14	Capital Adequacy
	2.15	Administrative Agent’s Records

3.	PAYMENTS; APPLICATION OF PAYMENTS

4.	REPRESENTATIONS AND WARRANTIES

	4.1	Existence and Power
	4.2	Authority
	4.3	Binding Agreement
	4.4	Subsidiaries; DownREIT Partnerships
	4.5	Litigation
	4.6	Required Consents
	4.7	No Conflicting Agreements
	4.8	Compliance with Applicable Laws
	4.9	Taxes
	4.10	Governmental Regulations
	4.11	Federal Reserve Regulations; Use of Loan Proceeds
	4.12	Plans; Multiemployer Plans
	4.13	Financial Statements
	4.14	Property
	4.15	Franchises, Intellectual Property, Etc.
	4.16	Environmental Matters
	4.17	Labor Relations

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	4.18	Solvency
	4.19	REIT Status
	4.20	List of Unencumbered Assets
	4.21	Operation of Business
	4.22	No Misrepresentation
	4.23	Anti-Terrorism Laws

5.	CONDITIONS TO EFFECTIVENESS OF THIS AGREEMENT

	5.1	Evidence of Action
	5.2	This Agreement
	5.3	Notes
	5.4	Guaranty
	5.5	Litigation
	5.6	Opinion of Counsel to the Borrower
	5.7	Fees and Expenses of Special Counsel
	5.8	Compliance
	5.9	Loan Closings
	5.10	Documentation and Proceedings
	5.11	Required Acts and Conditions
	5.12	Approval of Special Counsel
	5.13	Other Documents

6.	[Intentionally Omitted.]

7.	AFFIRMATIVE COVENANTS

	7.1	Financial Statements
	7.2	Certificates; Other Information
	7.3	Legal Existence
	7.4	Taxes
	7.5	Insurance
	7.6	Payment of Indebtedness and Performance of Obligations
	7.7	Maintenance of Property; Environmental Investigations
	7.8	Observance of Legal Requirements
	7.9	Inspection of Property; Books and Records; Discussions
	7.10	Licenses, Intellectual Property
	7.11	Additional Guarantors
	7.12	REIT Status; Operation of Business
	7.13	More Restrictive Agreements

8.	NEGATIVE COVENANTS

	8.1	Liens
	8.2	Merger, Consolidation and Certain Dispositions of Property
	8.3	Investments, Loans, Etc.
	8.4	Business Changes
	8.5	Amendments to Organizational Documents
	8.6	[Intentionally Omitted.]
	8.7	Sale and Leaseback

	8.8	Transactions with Affiliates
	8.9	Issuance of Additional Capital Stock by Subsidiary Guarantors
	8.10	Hedging Agreements
	8.11	Restricted Payments
	8.12	Unencumbered Assets Coverage Ratio
	8.13	Fixed Charge Coverage Ratio
	8.14	Minimum Tangible Net Worth
	8.15	Maximum Total Indebtedness; Maximum Secured Indebtedness
	8.16	Unsecured Indebtedness to Unencumbered Assets Ratio
	8.17	Maximum Book Value of Ancillary Assets
	8.18	Development Activity

9.	DEFAULT

9.1	Events of Default

10.	THE AGENT

	10.1	Appointment and Authority
	10.2	Rights as a Lender
	10.3	Exculpatory Provisions
	10.4	Reliance by Administrative Agent
	10.5	Notice of Default
	10.6	Delegation of Duties
	10.7	Indemnification
	10.8	Successor Administrative Agent
	10.9	Non-Reliance on Administrative Agent and Other Lenders
	10.10	No Other Duties, Etc.
	10.11	Administrative Agent May File Proofs of Claim
	10.12	Guaranty Matters

11.	OTHER PROVISIONS

	11.1	Amendments and Waivers
	11.2	Notices
	11.3	No Waiver; Cumulative Remedies
	11.4	Survival of Representations and Warranties
	11.5	Payment of Expenses and Taxes
	11.6	Lending Offices
	11.7	Successors and Assigns
	11.8	Counterparts; Integration; Effectiveness
	11.9	Adjustments; Set off
	11.10	Lenders’ Representations
	11.11	Indemnity
	11.12	Governing Law
	11.13	Headings Descriptive
	11.14	Severability
	11.15	Consent to Jurisdiction
	11.16	Service of Process
	11.17	No Limitation on Service or Suit

11.18	WAIVER OF TRIAL BY JURY
11.19	Termination
11.20	Replacement Notes
11.21	USA PATRIOT Act Notice
11.22	Replacement of Lenders
11.23	Relationships

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	-	Assignment and Assumption

Exhibit B	-	Commitments and Domestic LIBOR Lending Offices

Exhibit C	-	Compliance Certificate

Exhibit D	-	Guaranty

Exhibit E	-	Note

Exhibit F	-	Form of Notice of Conversion

Exhibit G	-	Secretary’s Certificate Borrower

Exhibit H	-	Secretary’s Certificate Guarantor

SCHEDULES:

Schedule 4.4	-	Subsidiaries (including Subsidiary Guarantors)

Schedule 4.5	-	Litigation

Schedule 4.12	-	Plans

Schedule 4.20		List of Unencumbered Assets

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TERM LOAN AGREEMENT, dated as of April 5, 2005, by and among NEW PLAN EXCEL REALTY TRUST, INC., a Maryland corporation (the “Borrower”), each lender party hereto or which becomes a “Lender” pursuant to the provisions of Section 11.7 (each a “Lender” and, collectively, the “Lenders”), and CITICORP NORTH AMERICA, INC. (“CNAI”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Lenders, at the request of the Borrower, have agreed to make the Loans (as hereinafter defined) to the Borrower, the proceeds of which will be used to refinance existing debt and to provide financing for general corporate purposes of the Borrower and its Subsidiaries (as hereinafter defined); and

WHEREAS, certain Subsidiaries of the Borrower have agreed to guarantee the Obligations (as hereinafter defined);

NOW, THEREFORE, in consideration of the recitals herein and the mutual covenants contained herein, the parties hereto hereby agree as follows:

1.             DEFINITIONS.

1.1           Defined Terms.

As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

“Accountants”:  any of PricewaterhouseCoopers LLP; Deloitte & Touche LLP; Ernst & Young LLP; KPMG LLP; or any successor to any of the foregoing; or such other firm of certified public accountants selected by the Borrower and satisfactory to the Administrative Agent.

“Adjusted Consolidated Total Assets”:  determined on a Consolidated basis in accordance with GAAP for Borrower and its Subsidiaries, the sum (without duplication) of the following:

(i)            the Operating Property Value; plus

(ii)           the book value of Land Assets, Redevelopment Assets, New Construction Assets and Notes Receivable of Borrower and its Subsidiaries (including, without limitation, all capitalized costs incurred in connection therewith) on the last day of the fiscal quarter just ended; plus

(iii)          to the extent not included pursuant to (ii) above, Borrower’s pro rata share of the book value of Land Assets, New Construction Assets, Redevelopment Assets and Notes Receivable of Joint Ventures (including, without limitation, all capitalized costs incurred in connection therewith) on the last day of the fiscal quarter just ended; plus

(iv)          the aggregate amount of the unpledged portion of (x) all unrestricted cash and marketable securities of Borrower and its Subsidiaries (including, without limitation, Investments described in Sections 8.3(a) through 8.3(f)) plus (y) all restricted cash held by any Person serving as a “qualified intermediary” for purposes of an exchange pursuant to Section 1031 of the Code on behalf of Borrower or any of its Subsidiaries.

Adjusted Consolidated Total Assets shall be calculated on a pro forma basis as if assets acquired during the relevant period were owned as of the beginning of the relevant period, and all assets disposed of during the relevant period were not owned during any portion of the relevant period.

“Adjusted Net Operating Income”:  for any period, the aggregate amount of the Net Operating Income from each Unencumbered Asset or Operating Property, as applicable, during such period, less the Capital Expense Reserve for such Unencumbered Asset or Operating Property, as applicable, during such period.

“Administrative Agent’s Office”: the Administrative Agent’s address as set forth in Section 11.2, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance”:  a Prime Rate Loan or a LIBOR Loan, as the case may be.

“Affected Advance”:  as defined in Section 2.8.

“Affected Principal Amount”:  in the event that (i) the Borrower shall fail for any reason to borrow or convert after it shall have notified the Administrative Agent of its intent to do so in any instance in which it shall have requested a LIBOR Loan on the Effective Date or pursuant to Section 2.6, an amount equal to the principal amount of such LIBOR Loan; (ii) a LIBOR Loan shall terminate for any reason prior to the last day of the Interest Period applicable thereto, an amount equal to the principal amount of such LIBOR Loan; or (iii) the Borrower shall prepay or repay all or any part of the principal amount of a LIBOR Loan prior to the last day of the Interest Period applicable thereto (including, without limitation, any mandatory prepayment or a prepayment resulting from acceleration or illegality), an amount equal to the principal amount of such LIBOR Loan so prepaid or repaid.

“Affiliate”:  as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”:  this Term Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Ancillary Assets”:  at any time (without duplication), (a) all Real Property of the Borrower and its Subsidiaries which is (i) a mortgage, (ii) a New Construction Asset, or (iii) any other Real Property other than an open air shopping center (including single tenant retail properties), and (b) all Investments of the Borrower and its Subsidiaries of the type described in Section 8.3(h) and (q), including, without limitation, all Investments of the Borrower and its Subsidiaries in any FIN 46 Entities.

“Applicable Lending Office”:  in respect of any Lender, (i) in the case of such Lender’s Prime Rate Loans, its Domestic Lending Office and (ii) in the case of such Lender’s LIBOR Loans, its LIBOR Lending Office.

“Applicable Margin”:  with respect to the unpaid principal balance of Prime Rate Loans or LIBOR Loans, at all times during which the applicable Pricing Level set forth below is in effect, the respective percentage set forth below next to such Pricing Level:

Pricing Level	LIBOR Loans	Prime Rate Loans
Pricing Level I	0.750%	0.000%
Pricing Level II	0.850%	0.000%
Pricing Level III	1.000%	0.000%
Pricing Level IV	1.375%	0.250%

Changes in the Applicable Margin resulting from a change in a Pricing Level shall become effective as of the opening of business upon the date of any change in the Senior Debt Rating of the Borrower, as determined by S&P or Moody’s, as the case may be, which would affect the applicable Pricing Level.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale”:  the sale or other disposition by the Borrower or any Subsidiary Guarantor (the “Seller”) to any Person other than the Borrower or a Subsidiary Guarantor of (i) any equity Securities held by the Seller in any of its Subsidiaries or Joint Ventures (other than any such equity Securities to the extent that the gross purchase price thereof sold in any single transaction or related series of transactions is equal to $35,000,000 or less) or (ii) any other Property of the Seller (other than any such Property to the extent that the gross purchase price of such Property sold in any single transaction or related series of transactions is equal to $35,000,000 or less).

“Assignment and Assumption Agreement”:  an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.7), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Signatory”:  the chairman of the board, the chief executive officer, the president, any executive vice president, the Chief Financial Officer or any other duly authorized officer (acceptable to the Administrative Agent) of the Borrower.

“Benefited Lender”:  as defined in Section 11.9.

“Book Managers”:  Citigroup and MLPFS, in their capacities as joint book running managers.

“Borrower’s Interest”:  for any period, (i) with respect to Unencumbered Assets or Operating Properties, as applicable, owned by a DownREIT Partnership or a wholly owned Subsidiary of a DownREIT Partnership, a fraction, expressed as a percentage, the numerator of which is the Net Operating Income of such Unencumbered Assets or Operating Properties, as applicable, for such period, less any distributions required to be made, directly or indirectly, to partners or members of such DownREIT Partnership, other than the Borrower and its Subsidiaries, and the denominator of which is the Net Operating Income of such Unencumbered Assets or Operating Properties, as applicable, for such period, and (ii) with respect to any Ancillary Asset or Redevelopment Asset, the percentage of profits and losses with respect thereto to which the Borrower or its wholly owned Subsidiaries, directly or indirectly, may be entitled to receive for such period.

“Borrowing Date”: the date on which the Borrower requests the Lenders to make the Loans, which date shall be the Effective Date.

“Business Day”:  any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expense Reserve”:  during any period, with respect to each Unencumbered Asset or Operating Property, as applicable, an amount equal to (A) a per annum rate of $.15 times (B) the total Net Rentable Area of such Unencumbered Asset or Operating Property, as applicable (in each case whether or not such reserves are actually established by the Borrower).

“Capital Leases”:  leases which have been, or under GAAP are required to be, capitalized.

“Cash”:  means money, currency or a credit balance in a Deposit Account.

“Change of Control”:  the occurrence of any one of the following events:

(a)           any Person or Persons acting as a group shall acquire direct or indirect ownership of 30% or more of the Borrower’s common Stock; or

(b)           during any twelve month period on or after the Effective Date, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

(c)           there occurs a change of control of the Borrower of a nature that would be required to be reported in response to Item 1a of Form 8 K in effect on the date hereof (or any successor provision, including, without limitation, Item 5.01 set forth in SEC Release 33-8400; 34-49424, if and when such changes become effective) filed pursuant to Section 13 or 15 under the Securities Exchange Act of 1934, or in any other filing by the Borrower with the Securities and Exchange Commission; or

(d)           the Borrower consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by Section 8.2).

“Chief Financial Officer”:  at any time, the chief financial officer of the Borrower, or if the Borrower does not have a chief financial officer at such time, the officer designated by the Borrower as its principal financial officer or such other officer of the Borrower that is acceptable to the Administrative Agent.

“Citigroup”:  Citigroup Global Markets Inc.

“Code”:  the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

“Commitment”:  in respect of any Lender, such Lender’s undertaking to make Loans, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not exceeding such Lender’s Commitment Amount.

“Commitment Amount”:  the amount set forth next to the name of such Lender in Exhibit B under the heading “Commitments” as such Lender’s Commitment Amount, as the same may be changed in accordance with the terms of this Agreement.

“Commitment Percentage”:  on any day, and as to any Lender, the quotient of (i) such Lender’s Commitment Amount on such day, divided by (ii) the aggregate of the Commitment Amounts of all Lenders on such day.

“Compliance Certificate”:  a certificate substantially in the form of Exhibit C.

“Consolidated”:  the Borrower and its Subsidiaries which are consolidated for financial reporting purposes.  Notwithstanding anything contained herein to the contrary, for purposes of this Agreement, the phrase “Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP” (and similar phrases having the same meaning) shall not be deemed to include the consolidation of FIN 46 Entities (other than the inclusion of the applicable pro-rata share of assets, liabilities, income or loss attributable to such FIN 46 Entities to the extent required pursuant to this Agreement).

“Consolidated EBITDA”:  with respect to any period an amount equal to the EBITDA of Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP.

“Consolidated Fixed Charges”:  during any period, the sum of each of the following with respect to the Borrower and its Subsidiaries (without duplication), determined on a Consolidated basis in accordance with GAAP:  (i) the aggregate amount of all interest expense, both expensed and capitalized (including Consolidated Interest Expense) for such period, (ii) the aggregate of all scheduled principal amounts that become payable during such period in respect of any Indebtedness of the Borrower or its Subsidiaries (excluding balloon payments at maturity) and (iii) the aggregate amount of all cash dividends paid during such period in respect of preferred equity of the Borrower or its Subsidiaries (including, without limitation, in respect of preferred operating units).

“Consolidated Interest Expense”:  for any period, interest and fees accrued, accreted or paid by the Borrower and its Subsidiaries during such period in respect of Consolidated Total Indebtedness, determined in accordance with GAAP, including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to Hedging Agreements entered into by the Borrower or any of its Subsidiaries) payable in connection with the incurrence of any Indebtedness to the extent included in interest expense in accordance with GAAP and (c) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.

“Consolidated Total Indebtedness”:  as of any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, plus, if not otherwise required to be reflected in the Borrower’s Consolidated balance sheet (and without duplication) (i) Contingent Obligations of the Borrower and its Subsidiaries on such date which are required in accordance with GAAP to be disclosed in a footnote to any such balance sheet, and (ii) any guarantee by the Borrower of any Indebtedness of an unconsolidated Subsidiary or Joint Venture in which the Borrower is a direct or indirect investor (to the full extent of the amount of such guaranteed Indebtedness on such date); provided, however, that with respect to Joint Ventures in which Borrower is a direct or indirect investor that are not consolidated in the Borrower’s Consolidated balance sheet or that are FIN 46 Entities, Consolidated Total Indebtedness shall also include (x) the aggregate principal amount of all Indebtedness of such Joint Ventures if such Indebtedness is recourse to the Borrower or one of its Subsidiaries, and (y) Borrower’s pro rata share of the aggregate principal amount of all Indebtedness of such Joint Ventures if such Indebtedness is Non-Recourse Indebtedness.  Notwithstanding the foregoing, unfunded portions of any Indebtedness (and any Contingent Obligations relating solely to such unfunded amounts) shall not be included in Consolidated Total Indebtedness.

“Contingent Obligation”:  as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (“Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and whether arising from partnership or keep well agreements, including, without limitation, any obligation of such Person, whether contingent or not contingent (a) to purchase any such Primary Obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Primary Obligation or (ii) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain net worth, solvency or other financial statement condition of the Primary Obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation, or (d) otherwise to assure, protect from loss or hold harmless the beneficiary of such Primary Obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (a) the endorsement of instruments for deposit or collection in the ordinary course of business, or (b) guarantees or carve-outs that constitute Non-Recourse Exclusions until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim.  The term Contingent Obligation shall also include the liability of a general partner in respect of the liabilities of the partnership in which it is a general partner, but shall not include the liability of a member (managing or otherwise) of a limited liability company in respect of the liabilities of such limited liability company to the extent not imposed by agreement or by law.  The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of the Primary Obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Conversion Date”:  the date on which a LIBOR Loan is converted to a Prime Rate Loan, or the date on which a Prime Rate Loan is converted to a LIBOR Loan, or the date on which a LIBOR Loan is converted to a new LIBOR Loan, all in accordance with Section 2.6.

“Credit Party”:  the Administrative Agent, the Lead Arrangers, the Syndication Agent, the Book Managers, each Lender, and their successors and assigns.

“Default”:  any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

“Defaulting Lender”:  at any time, any Lender that, at such time, (i) has failed to comply with any of its obligations to make a Loan as required pursuant to this Agreement within one (1) Business Day of the date required to be funded by it hereunder, (ii) has failed to pay to the Administrative Agent or any Lender any other amount owed by such Lender pursuant to the terms of this Agreement or any of the other Loan Documents within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (iii) has been deemed insolvent or become subject to a bankruptcy or insolvency proceeding.

“Deposit Account”:  means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by or constituting a certificate of deposit.

“Dollars” and “$”:  lawful currency of the United States of America.

“Domestic Lending Office”:  in respect of any Lender, initially, the office or offices of such Lender designated as such on Exhibit B; thereafter, such other office of such Lender through which it shall be making or maintaining Prime Rate Loans, as reported by such Lender to the Administrative Agent and the Borrower.

“DownREIT Partnership”:  Excel Realty Partners, L.P. and any other partnership or limited liability company hereafter created by the Borrower for the purpose of acquiring assets qualifying as “real estate assets” under Section 856(c) of the Code through the issuance of partnership or limited liability company units in such partnership or limited liability company to third parties, provided that, in the case of each such entity (including Excel Realty Partners, L.P.) (i) the Borrower or a wholly owned Subsidiary of the Borrower is the sole general partner or managing member of such partnership or limited liability company, as the case may be, and (ii) the Borrower or its wholly owned Subsidiary shall be entitled to receive not less than 95% of the net income and gains before depreciation, if any, from such partnership or limited liability company after the limited partners or non managing members of such partnership or limited liability company receive a stipulated distribution. Any partnership or limited liability company created after the Effective Date must be approved by the Administrative Agent as a “DownREIT Partnership” for purposes of being included in this definition.

“EBITDA”:  with respect to a Person or a Subsidiary of a Person (or any asset of a Person or a Subsidiary of such Person) for any period, an amount equal to the sum of (a) the net income (or loss) of such Person (or attributable to such asset) for such period plus (b) depreciation and amortization, interest, and any extraordinary or non recurring losses or charges for impairment of real estate deducted in calculating such net income minus (c) any extraordinary or non-recurring gains included in calculating such net income, all as determined in accordance with GAAP.  EBITDA shall be calculated on a pro forma basis as if assets acquired during the relevant period were owned as of the beginning of the relevant period, and all assets disposed of during the relevant period were not owned during any portion of the relevant period.  Adjustments for unconsolidated partnerships, Joint Ventures and FIN 46 Entities will be calculated to reflect EBITDA on the same basis.

“Effective Date”:  the date of this Agreement or such other date as may be agreed upon by the Administrative Agent and the Borrower.

“Eligible Assignee”: (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent (provided, however, that the Administrative Agent’s approval shall not be required following and during the continuation of an Event of Default so long as such assignee is a financial institution having a net worth of not less than $300,000,000.00 as of the date of such assignment), and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, any Subsidiary Guarantor or any of the Borrower’s or any Subsidiary Guarantor’s Affiliates or Subsidiaries.

“Environmental Laws”:  any and all federal, state and local laws relating to the environment, the use, storage, transporting, manufacturing, handling, discharge, disposal or recycling of hazardous substances, materials or pollutants or industrial hygiene and including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 USCA §9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, as amended, 42 USCA §6901 et seq.; (iii) the Toxic Substance Control Act, as amended, 15 USCA §2601 et seq.; (iv) the Water Pollution Control Act, as amended, 33 USCA §1251 et seq.; (v) the Clean Air Act, as amended, 42 USCA §7401 et seq.; (vi) the Hazardous Material Transportation Act, as amended, 49 USCA §1801 et seq. and (viii) all rules, regulations, judgments, decrees, injunctions and restrictions thereunder and any analogous state law.

“Environmental Risk Property”:  any Real Property of the Borrower, a Subsidiary, a DownREIT Partnership or a Subsidiary of a DownREIT Partnership in respect of which, at any time:

(i)            Hazardous Substances are (A) generated or manufactured on, transported to or from, treated at, stored at or discharged from such Real Property in violation of any Environmental Laws; (B) discharged into subsurface waters under such Real Property in violation of any Environmental Laws; or (C) discharged from such Real Property on or into property or waters (including subsurface waters) adjacent to such Real Property in violation of any Environmental Laws, and any of the foregoing events in (A), (B) or (C) has an Adverse Environmental Impact; or

(ii)           there exists with respect to such Real Property (A) a claim, demand, suit, action, proceeding, condition, report, directive, lien, violation, or non compliance concerning any liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising in connection with:  (x) any non compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Substance on such Real Property or the release of any Hazardous Substance into the environment from such Real Property, or (B) any actual liability in connection with the presence of any Hazardous Substance on such Real Property or the release of any Hazardous Substance into the environment from such Real Property, and any of the foregoing events in (A) or (B) has an Adverse Environmental Impact.

For purposes of this definition, the term “Adverse Environmental Impact” shall mean any event described in clauses (A), (B) or (C) of paragraph (i) above or clauses (A) or (B) of paragraph (ii) above which could reasonably be expected to have a material adverse effect on (1) the value of such Real Property, (2) the marketability of such Real Property, or (3) the ability to finance or refinance such Real Property.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

“ERISA Affiliate”:  any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Borrower is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the Lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

“ERISA Liabilities”:  without duplication, the aggregate of all unfunded vested benefits under all Plans and all potential withdrawal liabilities under all Multiemployer Plans.

“Event of Default”:  any of the events specified in Section 10, provided that any requirement for the giving of notice, the lapse of time or any other condition specified in Section 10 has occurred or been satisfied.

“Excluded Subsidiary”:  (i) any DownREIT Partnership and any wholly owned Subsidiary of a DownREIT Partnership, (ii) CA New Plan Fixed Rate Partnership, L.P., a Delaware limited partnership, (iii) any Subsidiary all of the Real Property of which is encumbered in favor of a Person other than Borrower or any of its Subsidiaries, (iv) any Consolidated Joint Venture or any Subsidiary, the sole asset of which is an interest as a partner, member or similar interest in an unconsolidated or Consolidated Joint Venture (including a FIN 46 Entity), (v) any Subsidiary that does not directly own any Real Property, or (vi) any Subsidiary which is established as a special purpose entity to own Real Property or equity interests related thereto in a bankruptcy remote manner to secure secured Indebtedness permitted by this Agreement.

“Existing Credit Agreements”:  collectively, (i) that certain First Amended and Restated Revolving Credit Agreement, dated as of June 29, 2004, among the Borrower, Bank of America, as administrative agent, and the lenders signatory thereto, and (ii) that certain First Amended and Restated Term Loan Agreement, dated as of June 29, 2004, among the Borrower, Bank of America, as administrative agent, and the lenders signatory thereto, each as subsequently amended from time to time, and any restatements, consolidations, replacements or refinancings thereof.

“Federal Funds Rate”:  for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“FIN 46”:  the pronouncement entitled Financial Interpretation 46 “Consolidation of Variable Interest Entities” by the Financial Accounting Standards Board on January 17, 2003, as revised from time to time.

“FIN 46 Entities”:  any entity in which Borrower or any Subsidiary directly or indirectly owns an interest that is not a Subsidiary, but that is nonetheless consolidated with Borrower or any Subsidiary for financial reporting purposes as a result of the application of FIN 46.

“Financial Statements”:  as defined in Section 4.13.

“Fixed Charge Coverage Ratio”:  on any date of determination, for the period of four (4) fiscal quarters just ended prior to the date of determination, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Fixed Charges for such period.

“Fund”: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds from Operations”:  with respect to any Person for any fiscal period, the sum of (i) the net income of such Person for such fiscal period (computed in accordance with GAAP), excluding (a) gains (or losses) from debt restructuring and sales of property and (b) charges for impairment of real estate, (ii) depreciation and amortization, and (iii) other non cash items, and after adjustments for unconsolidated partnerships, Joint Ventures and FIN 46 Entities.  Adjustments for unconsolidated partnerships, Joint Ventures and FIN 46 Entities will be calculated to reflect funds from operations on the same basis.

“GAAP”:  generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority”:  the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Ground Lease”:  a ground lease in favor of the Borrower, a wholly owned Subsidiary of Borrower, a DownREIT Partnership or a wholly owned Subsidiary of a DownREIT Partnership, which has an unexpired term of 30 years or more (inclusive of any tenant controlled renewal options) and which includes within its terms those rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to such ground lease.

“Guaranty”:  collectively, (i) the Guaranty, substantially in the form of Exhibit D, executed by each of the Subsidiary Guarantors identified on Schedule 4.4 and delivered to the Administrative Agent for the benefit of the Lenders on or prior to the Effective Date, and (ii) each additional Guaranty, substantially in the form of Exhibit D, executed by each Required Additional Guarantor and delivered to the Administrative Agent for the benefit of the Lenders after the Effective Date.

“Hazardous Substance”:  any hazardous or toxic substance, material or waste, including, but not limited to, (i) those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the

Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto and replacements therefor and (ii) any substance, pollutant or material defined as, or designated in, any Environmental Law as a “hazardous substance,” “toxic substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “pollutant,” “toxic pollutant” or words of similar import.

“Hedging Agreement”:  any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Highest Lawful Rate”:  with respect to any Lender, the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received by such Lender on its Note or which may be owing to such Lender pursuant to this Agreement under the laws applicable to such Lender and this Agreement.

“Indebtedness”:  as to any Person, at a particular time, all items which constitute, without duplication, (a) indebtedness for borrowed money (including, without limitation, indebtedness under this Agreement and the Notes) or the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or title retention agreement, (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non consensual statutory Liens arising in the ordinary course of business), (f) obligations under Capital Leases, (g) Contingent Obligations, (h) ERISA Liabilities and (i) all indebtedness, obligations or other liabilities under or with respect to any Hedging Agreements that in accordance with GAAP should be classified upon such Person’s balance sheet as liabilities, or to which reference should be made by footnotes thereto; provided, however, that the term Indebtedness shall not include guarantees or carve-outs with respect to claims of the types referenced in (i)-(iv) of the definition of Non-Recourse Exclusions until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim.

“Indemnified Person”:  as defined in Section 11.11.

“Intellectual Property”:  all copyrights, trademarks, patents, trade names and service names.

“Interest Payment Date”:  (a) as to any Loan other than a Prime Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Loan exceeds one month, the respective dates that fall every one month after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Prime Rate Loan, the last Business Day of each calendar month and the Maturity Date.

“Interest Period”:  with respect to any LIBOR Loans requested by the Borrower, the period commencing on, as the case may be, the Effective Date or Conversion Date with respect to such LIBOR Loans and ending one, two or three months thereafter, as selected by the Borrower in its irrevocable request to the Administrative Agent with respect to the Loans to be made on the Effective Date or its irrevocable notice of conversion as provided in Section 2.6; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)           if, with respect to the borrowing of any Loan as a LIBOR Loan or the conversion of one Advance to another pursuant to Section 2.6, the Borrower shall fail to give due notice with respect to the Loans to be made on the Effective Date or with respect to a conversion as provided in Section 2.6, as the case may be, the Borrower shall be deemed to have elected that such Loan or Advance shall be made as a Prime Rate Loan;

(c)           any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(d)           with respect to any Interest Period applicable to a LIBOR Loan, no such Interest Period shall end after the Maturity Date; and

(e)           the Borrower shall select Interest Periods so as not to have more than five (5) different Interest Periods outstanding at any one time with respect to LIBOR Loans.

“Investments”:  as defined in Section 8.3.

“Joint Venture”:  an Investment by Borrower or any of its Subsidiaries with third persons in joint ventures, general partnerships, limited partnerships, limited liability companies or any other business association.  Joint Ventures include non-wholly owned Subsidiaries of Borrower and FIN 46 Entities.

“Land Assets”:  any land of the Borrower or its Subsidiaries, or in which the Borrower or any of its Subsidiaries has an interest (either directly or indirectly, through a Joint Venture or otherwise) with respect to which the commencement of grading, construction of improvements or infrastructure has not yet commenced, and all unimproved land according to GAAP.

“Laws”:  collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arranger”:  collectively, Citigroup and MLPFS, in their capacities as joint lead arrangers.

“LIBOR”:  for any Interest Period with respect to any LIBOR Loan:

(a)           the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued, or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.  In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Administrative Agent, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

“LIBOR Lending Office”:  initially, the office of each Lender designated as such in Exhibit B hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Loans.

“LIBOR Loans”:  loans bearing interest calculated by reference to a LIBOR.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

“Loan” and “Loans”:  an individual term loan or the aggregate term loans, as the case may be, to be made by the Lenders hereunder.  All Loans shall be made in Dollars.

“Loan Documents”:  collectively, this Agreement, the Guaranty (and each Guaranty subsequently delivered pursuant to Section 7.11), the Notes and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries evidencing or otherwise relating to the Loans to which the Administrative Agent and/or the Lenders are a party or an intended beneficiary.

“Margin Stock”:  any “margin stock”, as said term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

“Material Adverse Effect”:  a material adverse effect on (i) the financial condition, operations, business, or Properties of (A) the Borrower or (B) the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any of its material obligations under the Loan Documents or the ability of the Subsidiary Guarantors, taken as a whole, to perform their material obligations under the Guaranty or (iii) the ability of the Administrative Agent and the Lenders to enforce the Loan Documents.

“Maturity Date”:  the earlier of (i) October 5, 2005, or (ii) the date on which the Notes shall otherwise become due and payable, whether by acceleration or otherwise.

“MLPFS”:  Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s”:  Moody’s Investors Services, Inc. and any successor thereto.

“Multiemployer Plan”:  a plan defined as such Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Net Asset Sale Proceeds”:  with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any costs and expenses incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness that is secured by a Lien on the Property in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (iii) underwriting discounts and commissions, brokerage costs, legal fees, transfer taxes, title insurance premiums and other charges, survey expenses, prorations and all other customary closing costs.

“Net Operating Income”:  for any period and with respect to all assets which are Unencumbered Assets or Operating Properties during such period, the sum of (a) net income for such period, determined in accordance with GAAP, attributable to Unencumbered Assets or Operating Properties, as applicable, plus (b) depreciation and amortization, interest expense and any extraordinary or non recurring losses or charges for impairment of real estate deducted in calculating such net income, minus (c) extraordinary or non recurring gains and payments (including rent insurance proceeds and condemnation awards) included in such net income, minus (d) any portion of such net income attributable to rents paid by any tenant which is an Affiliate of the Borrower, minus (e) an amount (but not less than zero) equal to the excess (if any) of (i) 3% of operating income for such period, over (ii) management fees payable in respect of such Unencumbered Assets or Operating Properties, as applicable, during such period.  For purposes of any calculation of Net Operating Income, real estate taxes, ground rent and insurance shall be included only at their stabilized, recurring levels.

“Net Rentable Area”:  with respect to any Real Property, the floor area of any buildings, structures or improvements thereof (expressed in square feet) available for leasing to tenants, as determined in accordance with the leases or site plans or leasing plans for such Real Property, or if such leases or site plans or leasing plans do not set forth the floor area demised thereunder (or if such Real Property is not subject to a lease), then as determined by the Borrower in accordance with an industry accepted protocol approved by the Administrative Agent.

“Net Securities Proceeds”:  with respect to the issuance of any debt or equity Securities of the Borrower or any Subsidiary Guarantor (other than drawings under the Existing Credit Agreements), Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such issuance, net of any costs and expenses incurred in connection with such issuance, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such issuance as a result of any gain recognized in connection with such issuance, and (ii) underwriting discounts and commissions, legal fees and all other customary closing costs.

“New Construction Asset”:  any Property of the Borrower or its Subsidiaries, or in which the Borrower or any of its Subsidiaries has an interest (either directly or indirectly, through a Joint Venture or otherwise) (i) which is new ground-up construction (but not including an expansion of an existing Property), and (ii) for which a certificate of occupancy, whether temporary or permanent, or the functional equivalent thereof, has not been issued with respect to such construction or expansion (if required by law to occupy the same).  Notwithstanding the foregoing, any such new construction which shall have been a New Construction Asset under the criteria of this definition shall no longer be a New Construction Asset upon such time as (A) the same is an income producing Property in operating condition, and (B) at least 60% of the Net Rentable Area (determined on an “as completed” basis) of such construction is initially leased to tenants who have taken possession thereof.

“Non Recourse Exclusions”:  with respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness; or (iv) are the result of any unpaid real estate taxes and assessments.

“Non Recourse Indebtedness”:  at any time, Indebtedness of the Borrower, its Subsidiaries or a Joint Venture at such time which is secured by one or more parcels of Real Property or interests therein and which is not a general obligation of the Borrower or such Subsidiary, the holder of such Indebtedness having recourse solely to the parcels of Real Property, or interests therein, securing such Indebtedness, the leases thereon and the rents, profits and equity thereof (except for recourse against the general credit of the Borrower or its Subsidiaries for any Non Recourse Exclusions), provided that in calculating the amount of Non Recourse Indebtedness at any time, the amount of any Non Recourse Exclusions which are the subject of a final judgment shall not be included in Non Recourse Indebtedness.

“Note” and “Notes”:  as defined in Section 2.2(a).

“Notes Receivable”:  mortgage and notes receivable and reimbursement agreements (to the extent obligations are payable under such reimbursement agreements), including interest payments thereunder, of Borrower or any Subsidiary in a Person (other than Borrower or its Subsidiaries).

“Operating Property”:  any Real Property which at any time (i) is an income producing property in operating condition and in respect of which no material part thereof has been (a) damaged by fire or other casualty (unless such damage has been repaired) or (b) condemned (unless such condemnation has been restored), (ii) is a retail shopping center (including single tenant retail properties), and (iii) for which a certificate of occupancy, whether temporary or permanent, or the functional equivalent thereof, has been issued for the operating portions of the improvements comprising the same (if required by law to occupy the same) and are in full force and effect, and “Operating Properties” means all such Operating Properties, collectively.  An Operating Property shall not include any Redevelopment Asset or any New Construction Asset.

“Operating Property Value”:  as of any date the quotient of (i) an amount equal to the Adjusted Net Operating Income for all Operating Properties in the aggregate for the four fiscal quarters of the Borrower most recently ending as of such date, divided by (ii) 9.0%. For purposes of any determination of Operating Property Value, the following limitations and methodology shall apply:  (A) the Adjusted Net Operating Income of any Operating Property owned by a DownREIT Partnership or a Subsidiary of a DownREIT Partnership shall be based on the Borrower’s Interest in the Adjusted Net Operating Income for each such Operating Property for the four fiscal quarters having most recently ended as of such date; (B) in the event more than 15% of the gross base rents payable under all leases for Properties of the Borrower, its Subsidiaries, DownREIT Partnerships and Subsidiaries of DownREIT Partnerships (including the Borrower’s Interest in any Properties) shall be payable by one tenant and its Subsidiaries, then Operating Property Value shall be reduced by the percentage amount of such excess multiplied by the Operating Property Value attributable to the Properties leased or controlled by such tenant and its Subsidiaries; and (C) in the event that the Borrower or a Subsidiary of the Borrower shall not have owned an Operating Property for the entire previous four fiscal quarters, then for the purposes of determining the Operating Property Value with respect to such Operating Property, the Adjusted Net Operating Income for such Operating Property shall be annualized in a manner reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that a New Construction Asset or Redevelopment Asset becomes an Operating Property during the relevant period, the Adjusted Net Operating Income of such Operating

Property during such period and the following periods shall be annualized in a manner reasonably satisfactory to the Administrative Agent until such time as such Operating Property has performed as an Operating Property for four (4) full fiscal quarters.

“Organization Documents” (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Participant” has the meaning specified in Section 11.7(d).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

“Permitted Liens”:  Liens permitted to exist under Section 8.1.

“Person”:  an individual, a partnership, a corporation, a business trust, a limited liability company, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Plan”:  any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by or subject to the minimum funding standards of Title IV of ERISA, other than a Multiemployer Plan.

“Pricing Level”:  one of the following four pricing levels, as applicable, provided that if the ratings by S&P and Moody’s in any such Pricing Level are split by one equivalent rating level, the operative rating would be deemed to be the higher of the two ratings, and if the ratings by S&P and Moody’s in any such Pricing Level are split by more than one equivalent rating level, the operative rating would be deemed to be one rating level higher than the lower of the two ratings, and provided, further, that during any period that the Borrower has no Senior Debt Rating, Pricing Level IV would be the applicable Pricing Level:

“Pricing Level I”:  the Pricing Level which would be applicable for so long as the Senior Debt Rating is greater than or equal to BBB+ by S&P or Baa1 by Moody’s;

“Pricing Level II”:  the Pricing Level which would be applicable for so long as the Senior Debt Rating is equal to BBB by S&P or Baa2 by Moody’s and Pricing Level I is not applicable;

“Pricing Level III”:  the Pricing Level which would be applicable for so long as the Senior Debt Rating is equal to BBB- by S&P or Baa3 by Moody’s and Pricing Levels I and II are not applicable; and

“Pricing Level IV”:  the Pricing Level which would be applicable for so long as the Senior Debt Rating is less than BBB- by S&P or Baa3 by Moody’s and Pricing Levels I, II and III are not applicable.

“Prime Rate”:  for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A. (“Citibank”) in New York, New York as its “prime rate.”  The “prime rate” is a rate set by Citibank based upon various factors including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prime Rate Loans”:  those Loans bearing interest calculated by reference to the Prime Rate.

“Property”:  all types of real, personal, tangible, intangible or mixed property.

“Real Property”:  all real Property, and all interests in real Property, now or hereafter owned, leased or held by the Borrower or any Subsidiary of the Borrower.

“Redevelopment Asset”:  any Property of the Borrower or its Subsidiaries, or in which the Borrower or any of its Subsidiaries has an interest (either directly or indirectly, through a Joint Venture or otherwise) (i) which is not a New Construction Asset, (ii) which is undergoing an expansion which will increase the Net Rentable Area of such Property by 20,000 square feet or more (provided that with respect to any Property which is under expansion, if the balance thereof is a fully integrated, rentable property, then only the portion of such Property that is under expansion shall be a Redevelopment Asset), and (iii) for which a certificate of occupancy, whether temporary or permanent, or the functional equivalent thereof, has not been issued with respect to such construction or expansion (if required by law to occupy the same).  Notwithstanding the foregoing, any such expansion which shall have been a Redevelopment Asset under the criteria of this definition shall no longer be a Redevelopment Asset upon such time as (A) the same is an income producing Property in operating condition, and (B) at least 60% of the Net Rentable Area (determined on an “as completed” basis) of such expansion is initially leased to tenants who have taken possession thereof.  A Property shall not be considered a Redevelopment Asset solely because such Property is being restored to its prior condition following a casualty or condemnation.

“REIT”:  a Person qualifying as a real estate investment trust under sections 856-859 of the Code and the regulations and rulings of the Internal Revenue Service issued thereunder.

“Related Parties”:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Remaining Interest Period”:  (i) in the event that the Borrower shall fail for any reason to borrow a Loan in respect of which it shall have requested a LIBOR Loan or to convert an Advance to a LIBOR Loan after it shall have notified the Administrative Agent of its intent to do so with respect to the Loans to be made on the Effective Date or with respect to a conversion pursuant to Section 2.6, a period equal to the Interest Period that the Borrower elected in respect of such LIBOR Loan; or (ii) in the event that a LIBOR Loan shall terminate for any reason prior to the last day of the Interest Period applicable thereto, a period equal to the remaining portion of such Interest Period if such Interest Period had not been so terminated; or (iii) in the event that the Borrower shall prepay or repay all or any part of the principal amount of a LIBOR Loan (including, without limitation, any mandatory prepayment or a prepayment resulting from acceleration or illegality) prior to the last day of the Interest Period applicable thereto, a period equal to the period from and including the date of such prepayment or repayment to but excluding the last day of such Interest Period.

“Rent Roll”:  a schedule prepared by the Borrower from time to time identifying (i) the Real Property owned by the Borrower or its Subsidiaries and stating whether such items of Real Property are Unencumbered Assets at such time, (ii) the annual base rent payable under each lease of Real Property owned by the Borrower or any of its Subsidiaries, (iii) the commencement and termination dates of the term of each such lease, (iv) any renewal options with respect to such lease, (v) the Net Rentable Area of the space demised under each such lease and (vi) such other information as the Administrative Agent may reasonably require.

“Required Additional Guarantors”:  any Subsidiary required to execute and deliver a Guaranty pursuant to Section 7.11(a).

“Required Lenders”:  the Lenders whose aggregate Commitment Percentage equals or exceeds fifty-one percent (51%), provided that the Commitment of any Defaulting Lender shall be excluded from the calculations of Commitment Amount and Total Commitment Amount for purposes of making a determination of Required Lenders.

“Reserve Percentage”:  for any day with respect to a LIBOR Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves (including, without limitation, all base, supplemental, marginal and other reserves) under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D or any successor or similar regulation), if such liabilities were outstanding.  The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Restricted Payment”:  as to any Person, any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any shares of any class of equity securities or beneficial interests of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or beneficial interests or any option, warrant or other right to acquire any such shares or beneficial interests.

“Securities”:  means any Stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness that constitute securities, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Senior Debt Rating”:  the senior unsecured non-credit-enhanced debt rating of the Borrower, as determined by S&P and/or Moody’s from time to time.

“Special Counsel”:  Sidley Austin Brown & Wood LLP, special counsel to CNAI.

“S&P”:  Standard & Poor’s Ratings Group and any successor thereto.

“Stock”:  any and all shares, rights, interests, participations, warrants, depositary receipts or other equivalents (however designated) of corporate stock, including, without limitation, so called “phantom stock,” preferred stock and common stock.

“Subsidiary”:  as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity (A) which is required pursuant to GAAP to be consolidated with such Person for financial reporting purposes, and (B) of which such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, limited liability company, joint venture or other business entity (other than a corporation which is provided for in (i) above), is entitled to share, either directly or indirectly through an entity described in clause (i) above, in more than 50% of the profits and losses, however determined (without taking into account returns of capital to such Person as an equity investor or payment of fees to such Person for services rendered to such entity).

“Subsidiary Guarantor”: the Subsidiaries of the Borrower listed on Schedule 4.4 and designated thereon as a Subsidiary Guarantor, each Required Additional Guarantor, and their successors and assigns; and “Subsidiary Guarantors” shall mean all such guarantors, collectively.

“Supermajority Lenders”: the Lender or Lenders whose aggregate Commitment Percentage exceeds sixty-six and two-thirds percent (66.67%), provided that the Commitment of any Defaulting Lender shall be excluded from the calculations of Commitment Amount and Total Commitment Amount for purposes of making a determination of Supermajority Lenders.

“Syndication Agent”:  MLPFS, in its capacity as syndication agent.

“Tangible Net Worth”:  as of any date of determination thereof with respect to the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, the remainder of (i) the amounts which would, in conformity with GAAP, be included under “shareholder’s equity” (or any like caption) on a Consolidated balance sheet of the Borrower and its Subsidiaries as at such date, minus (ii) the net book value of all assets of the Borrower and its Subsidiaries on a Consolidated basis (to the extent reflected in the Consolidated balance sheet of the Borrower at such date) which would be treated as intangibles under GAAP, including, without limitation, goodwill (whether representing the excess cost over book value of assets acquired or otherwise), patents, trademarks, trade names, franchises, copyrights, licenses, service marks, rights with respect to the foregoing and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and research and development costs).

“Taxes”:  any present or future income, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholdings, or other charges of whatever nature, now or hereafter imposed, levied, collected, withheld, or assessed by any Governmental Authority.

“Total Commitment Amount”:  on any day, the sum of the Commitment Amounts of all Lenders on such day.

“Unencumbered Asset”:  any Operating Property which Borrower desires to have treated as an Unencumbered Asset and which at any time (i) is wholly owned in fee simple by the Borrower or a DownREIT Partnership or a direct or indirect wholly owned Subsidiary of the Borrower or a DownREIT Partnership (or is the subject of a Ground Lease), (ii) is free and clear of all Liens, including any Liens on any direct or indirect interest of Borrower or any Subsidiary therein (other than Liens permitted under clauses (i), (ii), (iii), (iv), (v) (vi), (viii) and (ix) of Section 8.1), (iii) does not have applicable to it (or to any such Ground Lease) any restriction on the pledge, transfer, mortgage or assignment of such Operating Property or Ground Lease (including any restriction imposed by the organizational documents of any such Subsidiary or DownREIT Partnership, but excluding (a) any requirement in a Ground Lease that such Ground Lease be assumed upon the assignment thereof and (b) any restrictions on transfers applicable to an Operating Property or Ground Lease owned by a DownREIT Partnership or a wholly owned Subsidiary of a DownREIT Partnership, so long as any such transfer restrictions shall not prohibit such DownREIT Partnership or such wholly owned Subsidiary of a DownREIT Partnership from transferring such Operating Property or Ground Lease either (x) in a manner that does not trigger the built in gains of the applicable unit holders in such DownREIT Partnership, including, without limitation, exchanges pursuant to Section 1031 of the Code, or (y) subject only to the payment of any tax liability and related expenses of the applicable unit holders in such DownREIT Partnership in connection with such transfers, including a reimbursement for taxes imposed upon the applicable unit holders as a result of such payment), (iv) if owned by any such Subsidiary or DownREIT Partnership, the Stock, partnership interests or membership interests, as the case may be, of such Subsidiary or DownREIT Partnership that are owned by the Borrower, any Subsidiary or any DownREIT Partnership are not subject to any pledge or security interest in favor of any Person other than the Borrower or a Subsidiary Guarantor, (v) is not an Environmental Risk Property; (vi) does not have, to the best of the Borrower’s knowledge, any title, survey, or other defect which could reasonably be expected to materially and adversely affect the value, use, financeability or marketability thereof, and (vii) is located within the contiguous 48 states of the continental United States; and “Unencumbered Assets” means all such Unencumbered Assets, collectively.  The Unencumbered Assets which are retail shopping centers shall on an aggregate basis have an occupancy level of tenants in possession and operating and which are paying base, minimum or similar regularly scheduled fixed payments of rent (but not pass-throughs of common area maintenance charges, operating expenses, taxes, insurance and similar charges) in accordance with the terms of their leases of at least eighty percent (80%) of the Net Rentable Area within such Unencumbered Assets based on bona fide arms-length tenant leases requiring current rental payments.

“Unencumbered Assets Coverage Ratio”:  on any date of determination the ratio of (i) the sum of all Adjusted Net Operating Income for all Unencumbered Assets of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, plus (without duplication) the Borrower’s Interest in all Adjusted Net Operating Income for all Unencumbered Assets owned by any DownREIT Partnerships and by wholly owned Subsidiaries of any DownREIT Partnerships, in each case, for the period of four (4) fiscal quarters just ended prior to the date of determination, to (ii) the portion of the Consolidated Interest Expense (which excludes interest on unsecured Indebtedness of Joint Ventures (including FIN 46 Entities) that are not Subsidiaries) consisting of interest on all unsecured Indebtedness of the Borrower and its Subsidiaries for such period.

“Unencumbered Asset Value”:  as of any date the quotient of (i) an amount equal to the Adjusted Net Operating Income for all Unencumbered Assets in the aggregate for the four fiscal quarters of the Borrower most recently ending as of such date, divided by (ii) 9.0%. For purposes of any determination of Unencumbered Asset Value, the following limitations and methodology shall apply:  (A) the Adjusted Net Operating Income of any Unencumbered Asset owned by a DownREIT Partnership or a wholly owned Subsidiary of a DownREIT Partnership shall be based on the Borrower’s Interest in the Adjusted Net Operating Income for each such Unencumbered Asset for the four fiscal quarters having most recently ended as of such date; (B) in the event more than 15% of the gross base rents payable under all leases for Properties of the Borrower, its Subsidiaries, DownREIT Partnerships and wholly owned Subsidiaries of DownREIT Partnerships (including the Borrower’s Interest in any Properties) shall be payable by one tenant and its Subsidiaries, then Unencumbered Asset Value shall be reduced by the percentage amount of such excess multiplied by the Unencumbered Asset Value attributable to the Properties leased or controlled by such tenant and its Subsidiaries; and (C) in the event that the Borrower or a Subsidiary of the Borrower shall not have owned an Unencumbered Asset for the entire previous four fiscal quarters, then for the purposes of determining the Unencumbered Asset Value with respect to such Unencumbered Asset, the Adjusted Net Operating Income for such Unencumbered Asset shall be annualized in a manner reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that a New Construction Asset or Redevelopment Asset becomes an Operating Property during the relevant period, the Adjusted Net Operating Income of such Operating Property during such period and the following periods shall be annualized until such time as such Operating Property has performed as an Operating Property for four (4) full fiscal quarters.

1.2           Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3           Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited Financial Statements pursuant to Section 4.13, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4           Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5           Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

2.             AMOUNT AND TERMS OF LOANS.

2.1           Loans.  Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower on the Effective Date the aggregate principal amount of such Lender’s Commitment Amount, for the purposes set forth in Section 2.13.  On the Effective Date, the Total Commitment Amount as of the Effective Date shall be disbursed to Borrower in a single advance.  The Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage.  The acceptance by Borrower of the Loans hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in Section 5 have been satisfied or waived.  No Lender shall have any obligation to make a Loan to the Borrower of more than the principal face amount of its Note.  No portion of any Loan that is repaid or prepaid may be reborrowed hereunder.

2.2           Notes.

(a)           Notes as Evidence of Indebtedness.  The Loan of each Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit E, with appropriate insertions therein as to date and principal amount (each, as endorsed or modified from time to time, a “Note” and, collectively with the Notes of all other Lenders, the “Notes”), payable to the order of such Lender for the account of its Applicable Lending Office in the principal face amount equal to the original amount of the Commitment of such Lender and representing the obligation of the Borrower to pay the lesser of (a) the original amount of the Commitment of such Lender and (b) the aggregate unpaid principal balance of all Loans of such Lender, plus interest and other amounts due and owing to the Lenders under the Loan Documents.

(b)           Notes Generally.  Each Note shall bear interest from the date thereof on the unpaid principal balance thereof at the applicable interest rate or rates per annum determined as provided in Section 2.7 and shall be stated to mature on the Maturity Date.  The following information shall be recorded by each Lender on its books:  (i) the date and amount of the Loan of such Lender; (ii) its character as a Prime Rate Loan, a LIBOR Loan or a combination thereof; (iii) the interest rate and Interest Period applicable to LIBOR Loans; and (iv) each payment and prepayment of the principal thereof; provided, that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make payment when due of any amount owing under the Loan Documents.

2.3           Procedure for Loan Borrowings.

(a)           Borrowing Request.  The Borrower shall notify the Administrative Agent on or before the Effective Date, as to the following matters with respect to the Loans requested to be made on the Effective Date: (i) the aggregate amount of the requested borrowing of Loans; (ii) whether the requested Loans are to be Prime Rate Loans or LIBOR Loans; (iii) in the case of

LIBOR Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and (iv) the location and number of the Borrower’s account to which funds are to be disbursed.  Such telephonic borrowing request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written borrowing request signed by the Borrower.

(b)           Funding of Loans.  Each Lender will make its Loan, in an amount equal to its Commitment Amount, available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent set forth in Section 11.2 not later than 12:00 noon on the Borrowing Date in funds immediately available to the Administrative Agent at such office.  The amounts so made available to the Administrative Agent on the Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Administrative Agent, be made available on such date to the Borrower by the Administrative Agent at the office of the Administrative Agent specified in Section 11.2 by crediting the account of the Borrower on the books of such office with the aggregate of said amounts received by the Administrative Agent.

(c)           Administrative Agent’s Assumption.  Unless the Administrative Agent shall have received prior notice from a Lender (by telephone or otherwise, such notice to be promptly confirmed by facsimile or other writing) that such Lender will not make available to the Administrative Agent such Lender’s pro rata share of the Loans, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the Borrowing Date in accordance with this Section, provided that such Lender received notice of the proposed borrowing from the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Borrowing Date a corresponding amount.  If and to the extent such Lender shall not have so made such pro rata share available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of the Borrower, the applicable interest rate set forth in Section 2.7 for Prime Rate Loans or LIBOR Loans, as initially requested by Borrower, and, in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  Such payment by the Borrower, however, shall be without prejudice to its rights against such Lender.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Loan as part of the Loans for purposes of this Agreement, which Loan shall be deemed to have been made by such Lender on the Borrowing Date applicable to such Loans, but without prejudice to the Borrower’s rights against such Lender.

2.4           Repayment of Loans; Evidence of Debt.

(a)           Promise to Pay.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)                                 Lenders’ Accounts.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  Administrative Agent’s Accounts.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the type of Advance thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any other sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 Entries Made in Accounts.  The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall, to the extent not inconsistent with any entries made in any Note and absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent, to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement or otherwise to make any payments in accordance with the terms of the Loan Documents.

(e)                                  Loans Evidenced by Notes.  The Loans and interest thereon shall at all times (including after assignment pursuant to Section 11.7) be represented by one or more Notes in like form payable to the order of the payee named therein and its registered assigns.

2.5                                 Prepayments of the Loans.

(a)                                  Voluntary Prepayments. The Borrower may, at its option, prepay the Prime Rate Loans and LIBOR Loans, in whole or in part, without premium or penalty (other than any indemnification amounts, as provided for in Section 2.12) at any time and from time to time by notifying the Administrative Agent in writing at least one Business Day prior to the proposed prepayment date in the case of Loans consisting of Prime Rate Loans and at least three Business Days prior to the proposed prepayment date in the case of Loans consisting of LIBOR Loans, specifying the Loans to be prepaid consisting of Prime Rate Loans, LIBOR Loans or a combination thereof, the amount to be prepaid and the date of prepayment.  Such notice shall be irrevocable and the amount specified in such notice shall be due and payable on the date specified, together with accrued interest to the date of such payment on the amount prepaid.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof.  Partial prepayments of Prime Rate Loans and/or LIBOR Loans shall be in an aggregate minimum principal amount of $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof, or, if less, the outstanding principal balance thereof.  After giving effect to any partial prepayment with respect to LIBOR Loans which were converted on the same date and which had the same Interest Period, the outstanding principal amount of such LIBOR Loans shall be at least $1,000,000 or such amount plus a whole multiple of $100,000 in excess thereof.

(b)                                 Mandatory Prepayments.  If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

(i)                                     no later than the third Business Day following the date of receipt by the Borrower or any Subsidiary Guarantor of any Net Asset Sale Proceeds in respect of any Asset Sale, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds and the Commitments shall be reduced by the amount of such Net Asset Sale Proceeds (applied to the Commitment of each Lender on the basis of such Lender’s Commitment Percentage).

(ii)                                  no later than the third Business Day following the date of receipt by the Borrower or any Subsidiary Guarantor of any Net Securities Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds and the Commitments shall be reduced by the amount of such Net Securities Proceeds (applied to the Commitment of each Lender on the basis of such Lender’s Commitment Percentage).

(c)                                  In General.  If any prepayment is made in respect of any Advance, in whole or in part, prior to the last day of the applicable Interest Period, the Borrower agrees to indemnify the Lenders in accordance with Section 2.12.

(d)                                 Partial Prepayments.  Each partial prepayment of the Loans (other than Prime Rate Loans) under Section 2.5(a) shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment and, after payment of such interest, shall be applied, in the absence of instruction by the Borrower to the Lenders in accordance with the provisions of Section 3.

2.6                                 Conversions.

(a)                                  Conversion Elections.  The Borrower may elect from time to time to convert LIBOR Loans to Prime Rate Loans by giving the Administrative Agent at least one Business Day’s prior irrevocable notice of such election, specifying the amount to be so converted, provided, that any such conversion of LIBOR Loans shall only be made on the last day of the Interest Period applicable thereto.  In addition, the Borrower may elect from time to time to convert Prime Rate Loans to LIBOR Loans or to convert LIBOR Loans to new LIBOR Loans by giving the Administrative Agent at least three (3) Business Days’ prior irrevocable notice of such election, specifying the amount to be so converted and the initial Interest Period relating thereto, provided that any such conversion of Prime Rate Loans to LIBOR Loans shall only be made on a Business Day and any such conversion of LIBOR Loans to new LIBOR Loans shall only be made on the last day of the Interest Period applicable to the LIBOR Loans which are to be converted to such new LIBOR Loans.  Each such notice shall be in the form of Exhibit F and must be delivered to the Administrative Agent prior to 12:00 noon on the Business Day required by this Section for the delivery of such notices to the Administrative Agent.  The Administrative Agent shall promptly provide the Lenders with notice of any such election.  Prime Rate Loans and LIBOR Loans may be converted pursuant to this Section in whole or in part, provided that conversions of Prime Rate Loans to LIBOR Loans, or LIBOR Loans to new LIBOR Loans, shall be in an aggregate principal amount of $5,000,000 or such amount plus a whole multiple of $100,000 in excess thereof.

(b)                                 Effect on Conversions if an Event of Default.  Notwithstanding anything in this Section to the contrary, no Prime Rate Loan may be converted to a LIBOR Loan, and no LIBOR Loan may be converted to a new LIBOR Loan, if a Default or Event of Default has occurred and is continuing either (i) at the time the Borrower shall notify the Administrative Agent of its election to convert or (ii) on the requested Conversion Date.  In such event, such Prime Rate Loan shall be automatically continued as a Prime Rate Loan or such LIBOR Loan shall be automatically converted to a Prime Rate Loan on the last day of the Interest Period applicable to such LIBOR Loan.

(c)                                  Conversion not a Borrowing.  Each conversion shall be effected by each Lender by applying the proceeds of its new Prime Rate Loan or LIBOR Loan, as the case may be, to its Advances (or portion thereof) being converted (it being understood that such conversion shall not constitute a borrowing for purposes of Sections 4 or 5).

2.7                                 Interest Rate and Payment Dates.

(a)                                  Prior to Maturity.  Except as otherwise provided in Section 2.7(b), prior to the Maturity Date, the Loans shall bear interest on the outstanding principal balance thereof at the applicable interest rate or rates per annum set forth below:

ADVANCES	RATE

Each Prime Rate Loan	Prime Rate plus the Applicable Margin.

Each LIBOR Loan	LIBOR for the applicable Interest Period plus the Applicable Margin.

(b)                                 Event of Default.  After the occurrence and during the continuance of an Event of Default, the outstanding principal balance of (a) the LIBOR Rate Loans and any overdue interest with respect thereto shall bear interest, whether before or after the entry of any judgment thereon, at a rate per annum equal to LIBOR for the applicable Interest Period plus the Applicable Margin plus 2% and (b) the Prime Rate Loans and any overdue interest with respect thereto or other amount payable under the Loan Documents shall bear interest, whether before or after the entry of any judgment thereon, at a rate per annum equal to the Prime Rate plus 2% (the “Default Rate”).

(c)                                  Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loans prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)                                 General.  Interest on (i) Prime Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and (ii) LIBOR Loans shall be calculated on the basis of a 360 day year, in each case for the actual number of days elapsed, including the first day but excluding the last.  Any change in the interest rate on the Loans resulting from a change in the Prime Rate or a Pricing Level shall become effective as of the opening of business on the day on which such change shall become effective.  The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in the Prime Rate or a Pricing Level, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates required.  Each determination of the Prime Rate, a LIBOR or a Pricing Level by the Administrative Agent pursuant to this Agreement shall be conclusive and binding on the Borrower and the Lenders absent manifest error.  At no time shall the interest rate payable on the Loans of any Lender, together with all other amounts payable under the Loan Documents, to the extent the same are construed to constitute interest, exceed the Highest Lawful Rate.  If interest payable to a Lender on any date would exceed the maximum amount permitted by the Highest Lawful Rate, such interest payment shall automatically be reduced to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Highest Lawful Rate, shall be increased by the unpaid amount of such reduction.  Any interest actually received for any period in excess of such maximum allowable amount for such period shall be deemed to have been applied as a prepayment of the Loans.  The Borrower acknowledges that the Prime Rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on Prime Rate Loans on the Prime Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which the Lenders may now or in the future make loans to other borrowers.

2.8                                 Substituted Interest Rate.

In the event that (i) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the LIBOR applicable pursuant to Section 2.7 or (ii) the Required Lenders shall have notified the Administrative Agent that they have reasonably determined (which determination shall be conclusive and binding on the Borrower) that the applicable LIBOR will not adequately and fairly reflect the cost to such Lenders of maintaining or funding loans bearing interest based on such LIBOR, with respect to any portion of the Loans that the Borrower has requested be made as LIBOR Loans or LIBOR Loans that will result from the requested conversion of any portion of the Advances into LIBOR Loans (each, an “Affected Advance”), the Administrative Agent shall promptly notify the Borrower and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination, on or, to the extent practicable, prior to the requested Borrowing Date or Conversion Date for such Affected Advances.  If the Administrative Agent shall give such notice, (a) any Affected Advances shall be made as Prime Rate Loans, (b) the Advances (or any portion thereof) that were to have been converted to Affected Advances shall be converted to or continued as Prime Rate Loans and (c) any outstanding Affected Advances shall be converted, on the last day of the then current Interest Period with respect thereto, to Prime Rate Loans.  Until any notice under clauses (i) or (ii), as the case may be, of this Section has been withdrawn by the Administrative Agent (by notice to the Borrower promptly upon either (x) the Administrative Agent having determined that such circumstances affecting the LIBOR market no longer exist and that adequate and reasonable means do exist for determining the LIBOR pursuant to Section 2.7 or (y) the Administrative

Agent having been notified by such Required Lenders that circumstances no longer render the Advances (or any portion thereof) Affected Advances), no further LIBOR Loans shall be required to be made by the Lenders nor shall the Borrower have the right to convert all or any portion of the Loans to LIBOR Loans.

2.9                                 Taxes; Net Payments.

(a)                                  All payments made by the Borrower or any Subsidiary Guarantor under the Loan Documents shall be made free and clear of, and without reduction for or on account of, any taxes, levies, imposts, deductions, charges or withholdings required by law to be withheld from any amounts payable under the Loan Documents.  A statement setting forth the calculations of any amounts payable pursuant to this paragraph submitted by a Lender to the Borrower shall be conclusive absent manifest error.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the Commitments and the payment of the Notes and all other amounts payable under the Loan Documents.

(b)                                 Each Lender which is a foreign corporation within the meaning of Section 1442 of the Code shall deliver to the Borrower such certificates, documents or other evidence as the Borrower may reasonably require from time to time as are necessary to establish that such Lender is not subject to withholding under Section 1441 or 1442 of the Code or as may be necessary to establish, under any law hereafter imposing upon the Borrower, an obligation to withhold any portion of the payments made by the Borrower under the Loan Documents, that payments to the Administrative Agent on behalf of such Lender are not subject to withholding.

2.10                           Illegality.

Notwithstanding any other provisions herein, if any law, regulation, treaty or directive hereafter enacted, promulgated, approved or issued, or any change in any presently existing law, regulation, treaty or directive, or in the interpretation or application thereof, shall make it unlawful for any Credit Party to make or maintain its LIBOR Loans as contemplated by this Agreement, such Credit Party shall so notify the Administrative Agent and the Administrative Agent shall forthwith give notice thereof to the other Credit Parties and the Borrower, whereupon (i) the commitment of such Credit Party hereunder to make LIBOR Loans or convert Prime Rate Loans to LIBOR Loans shall forthwith be suspended and (ii) such Credit Party’s Loans then outstanding as LIBOR Loans affected hereby, if any, shall be converted automatically to Prime Rate Loans on the last day of the then current Interest Period applicable thereto or within such earlier period as required by law.  If the commitment of any Credit Party with respect to LIBOR Loans is suspended pursuant to this Section and thereafter it is once again legal for such Credit Party to make or maintain LIBOR Loans, such Credit Party’s commitment to make or maintain LIBOR Loans shall be reinstated and such Credit Party shall notify the Administrative Agent and the Borrower of such event.  Notwithstanding the foregoing, to the extent that the conditions giving rise to the notice requirement set forth in this Section can be eliminated by the transfer of such Credit Party’s Loans or Commitment to another of its branches, and to the extent that such transfer is not inconsistent with such Credit Party’s internal policies of general application and only if, as determined by such Credit Party in its sole discretion, the transfer of such Loan or Commitment, as the case may be, would not otherwise adversely affect such Loans or such Credit Party, the Borrower may request, and such Credit Party shall use reasonable efforts to effect, such transfer.

2.11                           Increased Costs.

In the event that any law, regulation, treaty or directive hereafter enacted, promulgated, approved or issued or any change in any presently existing law, regulation, treaty or directive therein or in the interpretation or application thereof by any Governmental Authority charged with the administration thereof or compliance by any Credit Party (or any corporation directly or indirectly owning or controlling such Credit Party) with any request or directive, whether or not having the force of law, from any central bank or other Governmental Authority, agency or instrumentality:

(a)                                  does or shall subject any Credit Party to any Taxes of any kind whatsoever with respect to any LIBOR Loans or its obligations under this Agreement to make LIBOR Loans, or change the basis of taxation of payments to any Credit Party of principal, interest or any other amount payable hereunder in respect of its LIBOR Loans, including any Taxes required to be withheld from any amounts payable under the Loan Documents (except for (i) imposition of, or change in the rate of, tax on the overall net income of such Credit Party or its Applicable Lending Office for any of such Advances by any jurisdiction, including, in the case of Credit Parties incorporated in any State of the United States, such tax imposed by the United States and (ii) any franchise, unincorporated business or gains taxes); or

(b)                                 does or shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Credit Party in respect of its LIBOR Loans, which, in the case of LIBOR Loans, is not otherwise included in the determination of the LIBOR;

and the result of any of the foregoing is to increase the cost to such Credit Party of making, issuing, renewing, converting or maintaining its LIBOR Loans, or its commitment to make such LIBOR Loans, or to reduce any amount receivable hereunder in respect of its LIBOR Loans, then, in any such case, the Borrower shall pay such Credit Party, upon its demand, any additional amounts necessary to compensate such Credit Party for such additional cost or reduction in such amount receivable which such Credit Party deems to be material as reasonably determined by such Credit Party; provided, however, that nothing in this Section shall require the Borrower to indemnify the Credit Parties with respect to withholding Taxes for which the Borrower has no obligation under Section 2.9.  No failure by any Credit Party to demand compensation for any increased cost during any Interest Period shall constitute a waiver of such Credit Party’s right to demand such compensation at any time.  A statement setting forth the calculations of any additional amounts payable pursuant to the foregoing sentence submitted by a Credit Party to the Borrower shall be conclusive absent manifest error.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and any of the Commitments or the payment of the Notes and all other amounts payable under the Loan Documents for a period of one hundred eighty (180) days and shall thereafter terminate forever.  Failure to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation.  To the extent that any increased costs of the type referred to in this

Section are being incurred by a Credit Party and such costs can be eliminated or reduced by the transfer of such Credit Party’s Loans or Commitment to another of its branches, and to the extent that such transfer is not inconsistent with such Credit Party’s internal policies of general application and only if, as determined by such Credit Party in its sole discretion, the transfer of such Loan or Commitment, as the case may be, would not otherwise materially adversely affect such Loan or such Credit Party, the Borrower may request, and such Lender shall use reasonable efforts to effect, such transfer.

2.12                           Indemnification for Break Funding Losses.

Notwithstanding anything contained herein to the contrary, if (i) the Borrower shall fail to borrow on the Borrowing Date, if it shall have requested a LIBOR Loan, or shall fail to convert on a Conversion Date, after it shall have given notice to do so in which it shall have requested a LIBOR Loan pursuant to Section 2.6 or (ii) a LIBOR Loan shall be terminated or prepaid for any reason prior to the last day of the Interest Period applicable thereto (including, without limitation, any mandatory prepayment or a prepayment resulting from acceleration or illegality), the Borrower agrees to indemnify each Credit Party against, and to pay on demand directly to such Credit Party, any loss or expense suffered by such Credit Party as a result of such failure to borrow or convert, or such termination or repayment, including, without limitation, an amount, if greater than zero, equal to:

A x (B-C) x D/360

where:

“A” equals such Credit Party’s pro rata share of the Affected Principal Amount;

“B” equals the applicable LIBOR;

“C” equals the applicable LIBOR (expressed as a decimal) in effect on or about the first day of the applicable Remaining Interest Period, based on the applicable rates offered or bid, as the case may be, on or about such date, for deposits in an amount equal approximately to such Credit Party’s pro rata share of the Affected Principal Amount with an Interest Period equal approximately to the applicable Remaining Interest Period, as determined by such Credit Party;

“D” equals the number of days from and including the first day of the applicable Remaining Interest Period to but excluding the last day of such Remaining Interest Period;

and any other out of pocket loss or expense (including any internal processing charge customarily charged by such Credit Party) suffered by such Credit Party in connection with such LIBOR Loan including, without limitation, in liquidating or employing deposits acquired to fund or maintain the funding of its pro rata share of the Affected Principal Amount, or redeploying funds prepaid or repaid, in amounts which correspond to its pro rata share of the Affected Principal Amount.  A statement setting forth the calculations of any amounts payable pursuant to this Section submitted by a Credit Party to the Borrower shall be conclusive and binding on the Borrower absent manifest error.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the Commitments and the payment of the Notes and all other amounts payable under the Loan Documents.

2.13                           Use of Proceeds.

The proceeds of Loans shall be used solely to refinance existing debt and for general corporate purposes of the Borrower and its Subsidiaries.

2.14                           Capital Adequacy.

If (i) after the date hereof, the enactment or promulgation of, or any change or phasing in of, any United States or foreign law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof, (ii) compliance with any directive or guideline from any central bank or United States or foreign Governmental Authority (whether or not having the force of law) promulgated or made after the date hereof, or (iii) compliance with the Risk Based Capital Guidelines of the Board of Governors of the Federal Reserve System as set forth in 12 CFR Parts 208 and 225, or of the Comptroller of the Currency, Department of the Treasury, as set forth in 12 CFR Part 3, or similar legislation, rules, guidelines, directives or regulations under any applicable United States or foreign Governmental Authority affects or would affect the amount of capital required to be maintained by a Credit Party (or any lending office of such Credit Party) or any corporation directly or indirectly owning or controlling such Credit Party or imposes any restriction on or otherwise adversely affects such Credit Party (or any lending office of such Credit Party) or any corporation directly or indirectly owning or controlling such Credit Party and such Credit Party shall have reasonably determined that such enactment, promulgation, change or compliance has the effect of reducing the rate of return on such Credit Party’s capital or the asset value to such Credit Party of any Loan made by such Credit Party as a consequence, directly or indirectly, of its obligations to make and maintain the funding of its Loans at a level below that which such Credit Party could have achieved but for such enactment, promulgation, change or compliance (after taking into account such Credit Party’s policies regarding capital adequacy) by an amount deemed by such Credit Party to be material, then, upon demand by such Credit Party, the Borrower shall promptly pay to such Credit Party such additional amount or amounts as shall be sufficient to compensate such Credit Party for such reduction in such rate of return or asset value.  A certificate in reasonable detail as to such amounts submitted to the Borrower and the Administrative Agent setting forth the determination of such amount or amounts that will compensate such Credit Party for such reductions shall be presumed correct absent manifest error.  No failure by any Credit Party to demand compensation for such amounts hereunder shall constitute a waiver of such Credit Party’s right to demand such compensation at any time.  Such Credit Party shall, however, use reasonable efforts to notify the Borrower of such claim within 90 days after the officer of such Credit Party having primary responsibility for this Agreement has obtained knowledge of the events giving rise to such claim.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the Commitments and the payment of the Notes and all other amounts payable under the Loan Documents.

2.15                           Administrative Agent’s Records.

The Administrative Agent’s records with respect to the Loans, the interest rates applicable thereto, each payment by the Borrower of principal and interest on the Loans, and fees, expenses and any other amounts due and payable in connection with this Agreement shall be presumptively correct absent manifest error as to the amount of the Loans, and the amount of principal and interest paid by the Borrower in respect of such Loans and as to the other information relating to the Loans, and amounts paid and payable by the Borrower hereunder and under the Notes.  The Administrative Agent will when requested by the Borrower advise the Borrower of the principal and interest outstanding under the Loans as of the date of such request and the dates on which such payments are due.

3.                                       PAYMENTS; APPLICATION OF PAYMENTS.

Each payment, including each prepayment, of principal and interest on the Loans and any other amounts due hereunder shall be made by the Borrower to the Administrative Agent without set off, deduction or counterclaim, at its office set forth in Section 11.2 in funds immediately available to the Administrative Agent at such office by 12:00 noon on the due date for such payment.  Promptly upon receipt thereof by the Administrative Agent, the Administrative Agent shall remit, in like funds as received, to the Lenders who maintain any of their Loans as Prime Rate Loans or LIBOR Loans, each such Lender’s pro rata share of such payments which are in respect of principal or interest due on such Prime Rate Loans or LIBOR Loans.  The failure of the Borrower to make any such payment by such time shall not constitute a default hereunder, provided that such payment is made on such due date, but any such payment made after 12:00 noon on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Loans.  If any payment hereunder or under the Notes shall be due and payable on a day which is not a Business Day, the due date thereof (except as otherwise provided in the definition of Interest Period) shall be extended to the next Business Day and interest shall be payable at the applicable rate specified herein during such extension.  If any payment is made with respect to any LIBOR Loans prior to the last day of the applicable Interest Period, the Borrower shall indemnify each Lender in accordance with Section 2.12.

4.                                       REPRESENTATIONS AND WARRANTIES.

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower makes the following representations and warranties to the Administrative Agent and each Lender:

4.1                                 Existence and Power.

(a)                                  The Borrower (i) is a Maryland corporation duly organized and validly existing and in good standing under the laws of Maryland, (ii) has all requisite power and authority to own its Property and to carry on its business as now conducted, and (iii) is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned therein make such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Subsidiary of the Borrower (including each Subsidiary Guarantor) (i) is a corporation, partnership, limited liability company, real estate investment trust or business trust, is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own its Property and to carry on its business as now conducted, and (ii) is in good standing and authorized to do business in each other jurisdiction in which the nature of the business conducted therein or the Property owned therein make such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

4.2                                 Authority.

The Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party and to make the borrowings contemplated thereby, to execute, deliver and carry out the terms of the Notes and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action.

4.3                                 Binding Agreement.

(a)                                  The Loan Documents to which the Borrower is a party constitute the valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

(b)                                 The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party do not violate the provisions of any applicable statute, law (including, without limitation, any applicable usury or similar law), rule or regulation of any Governmental Authority.

4.4                                 Subsidiaries; DownREIT Partnerships.

As of the Effective Date, the Borrower has only the Subsidiaries set forth on Schedule 4.4.  Schedule 4.4 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower and identifies each Subsidiary that is a Subsidiary Guarantor, in each case as of the Effective Date. The shares of each corporate Subsidiary of the Borrower that are owned by the Borrower are duly authorized, validly issued, fully paid and nonassessable and are owned free and clear of any Liens.  The interest of the Borrower in each non corporate Subsidiary is owned free and clear of any Liens (other than Liens applicable to a partner under the terms of any partnership agreement, or those applicable to a member under the terms of any limited liability company operating agreement, to secure the Borrower’s obligation to make capital contributions or similar payments thereunder).  As of the Effective Date, the only DownREIT Partnership is Excel Realty Partners, L.P. and the only Subsidiaries of Excel Realty Partners, L.P. are as set forth on Schedule 4.4.  As of the Effective Date, there is no Subsidiary of the Borrower (other than ERT Development Corporation) that is a guarantor of any unsecured Indebtedness of the Borrower that is not also a Subsidiary Guarantor.

4.5                                 Litigation.

(a)                                  There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether or not purportedly on behalf of the Borrower or any Subsidiary of the Borrower) pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary of the Borrower or any of their respective Properties or rights, which (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) call into question the validity or enforceability of any of the Loan Documents, or (iii) could reasonably be expected to result in the rescission, termination or cancellation of any franchise, right, license, permit or similar authorization held by the Borrower or any Subsidiary of the Borrower, which rescission, termination or cancellation could reasonably be expected to have a Material Adverse Effect.

(b)                                 As of the date hereof, Schedule 4.5 sets forth all actions, suits and proceedings at law or in equity or by or before any Governmental Authority (whether or not purportedly on behalf of the Borrower or any Subsidiary of the Borrower) pending or, to the knowledge of the Borrower, threatened against the Borrower, any Subsidiary of the Borrower or any of their respective Properties or rights which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

4.6                                 Required Consents.

No consent, authorization or approval of, filing with, notice to, or exemption by, stockholders, any Governmental Authority or any other Person not obtained is required to be obtained by the Borrower to authorize, or is required in connection with the execution, delivery and performance of the Loan Documents or is required to be obtained by the Borrower as a condition to the validity or enforceability of the Loan Documents.

4.7                                 No Conflicting Agreements.

Neither the Borrower nor any Subsidiary of the Borrower is in default beyond any applicable grace or cure period under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound, the effect of which default could reasonably be expected to have a Material Adverse Effect.  The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon any Property of the Borrower or any Subsidiary of the Borrower pursuant to the terms of any such mortgage, indenture, contract or agreement.

4.8                                 Compliance with Applicable Laws.

Neither the Borrower nor any Subsidiary of the Borrower is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary of the Borrower is in compliance in all material respects with all statutes, regulations, rules and orders applicable to Borrower or such Subsidiary of all Governmental Authorities, including, without limitation, (i) Environmental Laws and ERISA, a violation of which could reasonably be expected to have a Material Adverse Effect and (ii) §§856 860 of the Code, compliance with which is required to preserve the Borrower’s status as a REIT.

4.9                                 Taxes.

Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns required to be filed and has paid, or has filed appropriate extensions and has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested as permitted under Section 7.4) in which the failure to pay could reasonably be expected to have a Material Adverse Effect, and no tax Liens have been filed with respect thereto.  The charges, accruals and reserves on the books of the Borrower and each Subsidiary of the Borrower with respect to all federal, state, local and other taxes are, to the best knowledge of the Borrower, adequate for the payment of all such taxes, and the Borrower knows of no unpaid assessment which is due and payable against it or any of its Subsidiaries or any claims being asserted which could reasonably be expected to have a Material Adverse Effect.

4.10                           Governmental Regulations.

Neither the Borrower nor any Subsidiary of the Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, as amended, or the Investment Company Act of 1940, as amended, and neither the Borrower nor any Subsidiary of the Borrower is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness under the Loan Documents, including, without limitation, statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

4.11                           Federal Reserve Regulations; Use of Loan Proceeds.

Neither the Borrower nor any Subsidiary of the Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended.  No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock.

4.12                           Plans; Multiemployer Plans.

As of the Effective Date, each of the Borrower and its ERISA Affiliates maintains or makes contributions only to the Plans and Multiemployer Plans listed on Schedule 4.12.  Each Plan, and, to the best knowledge of the Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other applicable Federal or state law, and no event or condition is occurring or exists concerning which the Borrower would be under an obligation to furnish a report to the Administrative Agent and each Lender as required by Section 7.2(d).  As of December 31, 2004, each Plan was “fully funded”, which for purposes of this Section means that the fair market value of the assets of such Plan is not less than the present value of the accrued benefits of all participants in the Plan, computed on a plan termination basis.  To the best knowledge of the Borrower, no Plan has ceased being fully funded.

4.13                           Financial Statements.

The Borrower has heretofore delivered to the Administrative Agent and the Lenders copies of the audited Consolidated Balance Sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2004, and the audited Consolidated Statements of Operations, Stockholders’ Equity and Cash Flows for the Borrower and its Consolidated Subsidiaries for the fiscal year then ended (collectively, with the related notes and schedules, the “Financial Statements”).  The Financial Statements fairly present in all material respects the Consolidated financial condition and results of the operations of the Borrower and its Consolidated Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP.  Except as reflected in the Financial Statements or in the notes thereto, neither the Borrower nor any Subsidiary of the Borrower has any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) involving material amounts which, in accordance with GAAP, should have been shown on the Financial Statements and was not.  Since December 31, 2004, there has been no material adverse change in the condition (financial or otherwise), operations, prospects or business of the Borrower and its Subsidiaries taken as a whole.

4.14                           Property.

Each of the Borrower and its Subsidiaries has good and marketable title to all of its Property, title to which is material to the Borrower or such Subsidiary, subject to no Liens, except Permitted Liens.  There are no unpaid or outstanding real estate or similar taxes or assessments on or against any Real Property other than (i) real estate or other taxes or assessments that are not yet due and payable, and (ii) such taxes as the Borrower or any Subsidiary of the Borrower is contesting in good faith or which individually or in the aggregate could not reasonably be expected to have a Materially Adverse Effect.  There are no pending eminent domain proceedings against any Real Property, and, to the knowledge of the Borrower, no such proceedings are presently threatened or contemplated by any Governmental Authority against any Real Property, which pending, threatened or contemplated proceedings individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  None of the Real Property is now damaged as a result of any fire, explosion, accident, flood or other casualty which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

4.15                           Franchises, Intellectual Property, Etc.

Each of the Borrower and its Subsidiaries possesses or has the right to use all franchises, Intellectual Property, licenses and other rights, in each case that are material and necessary for the conduct of its business, with no known conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect.  No event has occurred which permits or, to the best knowledge of the Borrower, after notice or the lapse of time or both, or any other condition, could reasonably be expected to permit, the revocation or termination of any such franchise, Intellectual Property, license or other right and which revocation or termination could reasonably be expected to have a Material Adverse Effect.

4.16                           Environmental Matters.

(a)                                  The Borrower and each of its Subsidiaries is in compliance with the requirements of all applicable Environmental Laws except for such non compliance which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 No Hazardous Substances have been (i) generated or manufactured on, transported to or from, treated at, stored at or discharged from any Real Property in violation of any Environmental Laws; (ii) discharged into subsurface waters under any Real Property in violation of any Environmental Laws; or (iii) discharged from any Real Property on or into property or waters (including subsurface waters) adjacent to any Real Property in violation of any Environmental Laws, which violation, in the case of any of (i), (ii) or (iii) could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  Neither the Borrower nor any of its Subsidiaries (i) has received notice (written or oral) or otherwise learned of any claim, demand, suit, action, proceeding, event, condition, report, directive, lien, violation, non compliance or investigation indicating or concerning any potential or actual liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising in connection with (x) any non compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or any Subsidiary of the Borrower) or the release or threatened release of any Hazardous Substance into the environment which, in either case, could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) has any threatened or actual liability in connection with the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or any Subsidiary of the Borrower) or the release or threatened release of any Hazardous Substance into the environment which, in either case, could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or any Subsidiary of the Borrower) or a release or threatened release of any Hazardous Substance into the environment for which the Borrower or any Subsidiary of the Borrower is or may be liable the results of which could, in either case, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iv) has received notice that the Borrower or any Subsidiary of the Borrower is or may be liable to any Person under any Environmental Law which liability could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)                                 To the best of the Borrower’s knowledge, no Real Property is located in an area identified by the Secretary of Housing and Urban Development as an area having special flood hazards, or if any such Real Property is located in such a special flood hazard area, then the

Borrower has obtained all insurance that is required to be maintained by law or which is customarily maintained by Persons engaged in similar businesses and owning similar Properties in the same general areas in which the Borrower operates.

4.17                           Labor Relations.

Neither the Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement, other than the collective bargaining agreement covering fewer than 25 employees at the Roosevelt Mall Shopping Center in Philadelphia, Pennsylvania, and, to the best knowledge of the Borrower, no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative with respect to the Borrower or such Subsidiary.  There are no material controversies pending between the Borrower or any Subsidiary and any of their respective employees, which could reasonably be expected to have a Material Adverse Effect.

4.18                           Solvency.

On the Effective Date and immediately following the making of the Loans, and after giving effect to the application of the proceeds of such Loans:  (a) the fair value of the assets of the Borrower and its Subsidiaries, taken as a whole, at a fair valuation, will exceed the debts and liabilities, including Contingent Obligations, of the Borrower and its Subsidiaries, taken as a whole; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise of the Borrower and its Subsidiaries, as such debts and other liabilities become absolute and mature; (c) the Borrower and its Subsidiaries, taken as a whole, will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and mature; and (d) the Borrower and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted hereafter.

4.19                           REIT Status.

The Borrower (i) has made an election pursuant to Section 856 of the Code to qualify as a REIT, (ii) has satisfied and continues to satisfy all of the requirements under §§ 856 859 of the Code and the regulations and rulings issued thereunder which must be satisfied for the Borrower to maintain its status as a REIT, and (iii) is in compliance in all material respects with all Code sections applicable to REITs generally and the regulations and rulings issued thereunder.

4.20                           List of Unencumbered Assets.

A list of all the Unencumbered Assets as of the date of this Agreement is attached hereto as Schedule 4.20.

4.21                           Operation of Business.

The Borrower is a self advised and self managed REIT.

4.22                           No Misrepresentation.

No representation or warranty contained herein and no certificate or report furnished or to be furnished by the Borrower or any Subsidiary of the Borrower in connection with the transactions contemplated hereby, contains or will contain a misstatement of material fact, or, to the best knowledge of the Borrower, omits or will omit to state a material fact required to be stated in order to make the statements herein or therein contained not misleading in the light of the circumstances under which made.

4.23                           Anti-Terrorism Laws.

Neither Borrower nor any Subsidiary Guarantor is (or will be) a person with whom a Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not knowingly engage in any dealings or transactions or otherwise knowingly be associated with such persons.  In addition, Borrower hereby agrees to (a) take any such actions as any Lender deems reasonably necessary, and (b) provide to any Lender any additional information that such Lender deems reasonably necessary, from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

5.                                       CONDITIONS TO EFFECTIVENESS OF THIS AGREEMENT.

The obligation of each Lender to make its Loan shall be subject to the fulfillment of the following conditions precedent:

5.1                                 Evidence of Action.

(a)                                  The Administrative Agent shall have received a certificate, dated the Effective Date, of the Secretary or Assistant Secretary of the Borrower substantially in the form of Exhibit G (i) attaching a true and complete copy of the resolutions of its Board of Directors authorizing the execution and delivery of the Loan Documents by the Borrower and the performance of the Borrower’s obligations thereunder, and of all other documents evidencing other necessary action (in form and substance reasonably satisfactory to the Administrative Agent) taken by it to authorize the Loan Documents and the transactions contemplated thereby, (ii) attaching a true and complete copy of its articles of incorporation and by laws, (iii) setting forth the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers, and (iv) certifying that said corporate charter and by laws are true and complete copies thereof, are in full force and effect and have not been amended or modified.

(b)                                 The Administrative Agent shall have received a certificate, dated the Effective Date, of the Secretary or Assistant Secretary of each Subsidiary Guarantor (or such Subsidiary Guarantor’s managing partner, general partner or managing member, as applicable) substantially in the form of Exhibit H (i) attaching a true and complete copy of the resolutions of its Board of Directors, Trustees or Managers, as the case may be, authorizing its execution and delivery of the Guaranty and the performance of its obligations thereunder, and of all other documents evidencing other necessary action (in form and substance reasonably satisfactory to the Administrative Agent) taken by it to authorize the Guaranty and the transactions contemplated thereby, (ii) attaching a true and complete copy of its articles of incorporation or corporate charter, declaration of trust or certificate of formation and, if applicable, by laws, operating agreement or agreement of limited liability company, and if such certificate is from such Subsidiary Guarantor’s managing partner, general partner or managing member, attaching a true and complete copy of the applicable Subsidiary Guarantor’s partnership agreement or operating agreement and other organizational documents, (iii) setting forth the incumbency of its officer or officers who may sign the Guaranty, including therein a signature specimen of such officer or officers, and (iv) certifying that said organizational documents are true and complete copies thereof, are in full force and effect and have not been amended or modified.

(c)                                  The Administrative Agent shall have received certificates of good standing for the Borrower from the Maryland State Department of Assessments and Taxation and for each Subsidiary Guarantor from the Secretary of State for the State in which such Subsidiary Guarantor is incorporated or formed, as applicable, and for the Borrower from each jurisdiction other than Maryland in which the Borrower is qualified to do business, provided that such Secretaries issue such certificates with respect to the Borrower.

5.2                                 This Agreement.

The Administrative Agent shall have received counterparts of this Agreement signed by each of the parties hereto (or receipt by the Administrative Agent from a party hereto of a facsimile signature page signed by such party which shall have agreed to promptly provide the Administrative Agent with originally executed counterparts hereof).

5.3                                 Notes.

The Administrative Agent shall have received, for the benefit of each Lender, a Note in favor of each Lender, each of which Notes shall be duly executed by an Authorized Signatory of the Borrower.

5.4                                 Guaranty.

The Administrative Agent shall have received counterparts of the Guaranty signed by each of the Subsidiary Guarantors (or receipt by the Administrative Agent from a party hereto of a facsimile signature page signed by such party which shall have agreed to promptly provide the Administrative Agent with originally executed counterparts thereof).

5.5                                 Litigation.

There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect affecting the transactions provided for herein and no action or proceeding by or before any Governmental Authority shall have been commenced and be pending or, to the knowledge of the Borrower, threatened, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith and the Administrative Agent shall have received a certificate of an Authorized Signatory of the Borrower to the foregoing effects.

5.6                                 Opinion of Counsel to the Borrower.

The Administrative Agent shall have received an opinion of (i) Hogan & Hartson L.L.P., outside counsel to the Borrower, and (ii) Steven F. Siegel, Esq., in house counsel to the Borrower, and (iii) counsel to each Subsidiary Guarantor, and their respective general partners, managing partners or managing members, as applicable, each addressed to the Administrative Agent and the Lenders, and each dated the Effective Date, and each in form and substance satisfactory to Administrative Agent, covering such matters as Administrative Agent may reasonably request.

5.7                                 Fees and Expenses of Special Counsel.

The fees and expenses of Special Counsel in connection with the preparation, negotiation and closing of the Loan Documents shall have been paid.

5.8                                 Compliance.

On the Effective Date and after giving effect to the Loans to be made or created, (a) the Borrower shall be in compliance with all of the terms, covenants and conditions hereof, (b) there shall not exist and be continuing any Default or Event of Default, (c) the representations and warranties contained in the Loan Documents shall be true and correct, and (d) the aggregate outstanding principal balance of the Loans shall not exceed the Total Commitment Amount.  Each notice requesting a Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof that each of the foregoing matters is true and correct in all respects.

5.9                                 Loan Closings.

All documents required by the provisions of the Loan Documents to be executed or delivered to the Administrative Agent on or before the Effective Date shall have been executed and shall have been delivered at the office of the Administrative Agent set forth in Section 11.2 on or before the Effective Date.

5.10                           Documentation and Proceedings.

All corporate matters and legal proceedings and all documents and papers in connection with the transactions contemplated by the Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and the Administrative Agent shall have received all information and copies of all documents which the Administrative Agent or the Required Lenders may reasonably have requested in connection therewith, such documents (where appropriate) to be certified by an Authorized Signatory of the Borrower or proper Governmental Authorities.

5.11                           Required Acts and Conditions.

All acts, conditions and things (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any filings, recordings or registrations) required to be done or performed by the Borrower and to have happened on or prior to the Effective Date and which are necessary for the continued effectiveness of the Loan Documents, shall have been done or performed and shall have happened in due compliance with all applicable laws.

5.12                           Approval of Special Counsel.

All legal matters in connection with the making of the Loans shall be reasonably satisfactory to Special Counsel.

5.13                           Other Documents.

The Administrative Agent shall have received such other documents and information with respect to the Borrower and its Subsidiaries or the transactions contemplated hereby as the Administrative Agent or the Lenders shall reasonably request.

6.                                       [Intentionally Omitted.]

7.                                       AFFIRMATIVE COVENANTS.

The Borrower agrees that, so long as any Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to any Lender or the Administrative Agent, the Borrower shall:

7.1                                 Financial Statements.

Maintain a standard system of accounting in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent and each Lender:

(a)                                  Annual Statements.  As soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of its Consolidated Balance Sheet as at the end of such fiscal year, together with the related Consolidated Statements of Income, Stockholders’ Equity and Cash Flows as of and through the end of such fiscal year, setting forth in each case in comparative form the figures for the preceding fiscal year.  The Consolidated Balance Sheets and Consolidated Statements of Income, Stockholders’ Equity and Cash Flows shall be audited and certified without qualification by the Accountants, which certification shall (i) state that the examination by such Accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards and, accordingly, includes the examination, on a test basis, of evidence supporting the amounts and disclosures in such Consolidated financial statements, and (ii) include the opinion of such Accountants that such Consolidated financial statements present fairly, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries, as of the date of such Consolidated financial statements, and the Consolidated results of their operations and their cash flows for each of the years identified therein in conformity with GAAP (subject to any change in the requirements of GAAP).

(b)                                 Annual Operating Statements and Rent Roll.  As soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, and, if requested by Administrative Agent, within sixty (60) days after the end of the first three fiscal quarters of each year of the Borrower, copies of (i) the operating statements (in a form reasonably satisfactory to the Administrative Agent) for all Real Property of the Borrower, and (ii) a Rent Roll, each of which shall be certified by the Chief Financial Officer to be true, correct and complete in all material respects.  Additionally, upon the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent a Rent Roll.

(c)                                  Quarterly Statements.  As soon as available, but in any event within 60 days after the end of the first three fiscal quarters of each year of the Borrower, a copy of the unaudited Consolidated Balance Sheet of the Borrower as at the end of each such quarterly period, together with the related unaudited Consolidated Statements of Income and Cash Flows for the elapsed portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the corresponding periods of the preceding fiscal year, certified by the Chief Financial Officer as being true, correct and complete in all material respects and as presenting fairly the Consolidated financial condition and the Consolidated results of operations of the Borrower and its Subsidiaries.

(d)                                 Quarterly Information Regarding Unencumbered Assets.  Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(c), a list of all the Unencumbered Assets owned by the Borrower, any wholly owned Subsidiary of the Borrower, each DownREIT Partnership and any wholly owned Subsidiary of a DownREIT Partnership as of the last day of such fiscal quarter setting forth the following information with respect to each such Unencumbered Asset as of such date:  (i) location; (ii) percentage of the Unencumbered Asset owned by the Borrower, any wholly owned Subsidiary of the Borrower, each DownREIT Partnership and any wholly owned Subsidiary of a DownREIT Partnership; and (iii) the Net Operating Income for such Unencumbered Asset during such fiscal quarter.

(e)                                  Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(c), a Compliance Certificate, certified by the Chief Financial Officer, setting forth in reasonable detail the computations demonstrating the Borrower’s compliance with the provisions of Sections 8.12, 8.13, 8.14, 8.15, 8.16, 8.17 and 8.18.

(f)                                    Other Information.  Such other information as the Administrative Agent or any Lender may reasonably request from time to time.

Administrative Agent, the Lenders and Borrower acknowledge and agree that the Consolidated financial statements of the Borrower that are required to be delivered pursuant hereto may include FIN 46 Entities, provided, however, that the Borrower covenants and agrees to provide to the Administrative Agent and the Lenders simultaneously with the delivery of such financial statements the back-up information and calculations utilized by the Borrower in performing the calculations set forth in the Compliance Certificate (in a form reasonably satisfactory to the Administrative Agent).

7.2                                 Certificates; Other Information.

Furnish to the Administrative Agent and each Lender:

(a)                                  Defaults Under Other Indebtedness.  Prompt written notice if:  (i) any Indebtedness of the Borrower or any Subsidiary of the Borrower is declared or shall become due and payable prior to its stated maturity, or called and not paid when due, or (ii) a default that extends beyond any applicable notice or grace period shall have occurred under any note (other than the Notes) or the holder of any such note, or other evidence of Indebtedness, certificate or security evidencing any such Indebtedness or any obligee with respect to any other Indebtedness of the Borrower or any Subsidiary of the Borrower has the right to declare any such Indebtedness due and payable prior to its stated maturity, and, in the case of either (i) or (ii), the Indebtedness that is the subject of (i) or (ii) is, in the aggregate, $15,000,000 or more;

(b)                                 Action of Governmental Authorities.  Prompt written notice of:  (i) receipt of any citation, summons, subpoena, order to show cause or other document naming the Borrower or any Subsidiary of the Borrower a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect or which calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other document; (ii) any lapse or other termination of any Intellectual Property, license, permit, franchise or other authorization issued to the Borrower or any Subsidiary of the Borrower by any Person or Governmental Authority, which lapse or termination could reasonably be expected to have a Material Adverse Effect; and (iii) any refusal by any Person or Governmental Authority to renew or extend any such material Intellectual Property, license, permit, franchise or other authorization, which refusal could reasonably be expected to have a Material Adverse Effect;

(c)                                  SEC or other Governmental Reports and Filings.  Promptly upon becoming available, if requested by the Administrative Agent or any Lender, copies of all regular, periodic or special reports which the Borrower or any Subsidiary of the Borrower may now or hereafter be required to file with or deliver to any securities exchange or the Securities and Exchange Commission, or any other Governmental Authority succeeding to the functions thereof, pursuant to the Securities Exchange Act of 1934, as amended.

(d)                                 ERISA Information.  Promptly, and in any event within ten Business Days, after the Borrower knows or has reason to know that any of the events or conditions enumerated below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by the Chief Financial Officer setting forth details with respect to such event or condition and the action, if any, which the Borrower or an ERISA Affiliate proposes to take with respect thereto; provided, however, that if such event or condition is required to be reported or noticed to the PBGC, such statement, together with a copy of the relevant report or notice to the PBGC, shall be furnished promptly and in any event not later than ten days after it is reported or noticed to the PBGC:

(i)                                     any reportable event, as defined in Section 4043(b) of ERISA with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or of Section 302 of ERISA, including, without limitation, the failure to make, on or before its due date, a required installment under Section 412(m) of the Code or Section 302(e) of ERISA or the disqualification of such Plan for purposes of Section 4043(b)(1) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code) and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii)                                  the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower or any ERISA Affiliate to terminate any Plan;

(iii)                               the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iv)                              the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt of the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v)                                 the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty days from its commencement;

(vi)                              the adoption of an amendment to any Plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA that would result in the loss of the tax exempt status of the trust of which such Plan is a part or the Borrower or any ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections; and

(vii)                           any event or circumstance exists which may reasonably be expected to constitute grounds for the incurrence of material liability by the Borrower or any ERISA Affiliate under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any employee benefit plan;

(e)                                  ERISA Reports.  Promptly after the request of the Administrative Agent or any Lender, copies of each annual report filed pursuant to Section 104 of ERISA with respect to each Plan (including, to the extent required by Section 104 of ERISA, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information referred to in Section 103 of ERISA) and each annual report filed with respect to each Plan under Section 4065 of ERISA; provided, however, that in the case of a Multiemployer Plan, such annual reports shall be furnished only if they are available to the Borrower or any ERISA Affiliate;

(f)                                    Notice of Sales or Transfers.  Quarterly, on each date that a Compliance Certificate is to be delivered pursuant to Section 7.1(e), a list of all sales or transfers of any Unencumbered Assets that occurred during such quarter; provided that, if during any fiscal quarter of the Borrower any sale or transfer of an Unencumbered Asset, which combined with all other such sales or transfers of Unencumbered Assets during such fiscal quarter, would exceed $100,000,000 in the aggregate, then the Borrower shall promptly provide such list and a certification of the Chief Financial Officer as to the Borrower’s compliance with Sections 8.12 and 8.16;

(g)                                 Casualties or Condemnations.  Prompt written notice of any casualty or condemnation of any Real Property, if such casualty or condemnation, individually or together with any other casualty or condemnation of any Real Property in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(h)                                 Environmental Law Notices.  Prompt written notice of any order, notice, claim or proceeding received by, or brought against, the Borrower or any Subsidiary of the Borrower, or with respect to any of the Real Property, under any Environmental Law, which could reasonably be expected to have a Material Adverse Effect;

(i)                                     Management Letters and Reports.  If requested by the Administrative Agent, promptly thereafter, copies of all material management letters and similar material reports provided to the Borrower by the Accountants;

(j)                                     New Subsidiary Guarantors.  Notice of any Subsidiary (i) which Borrower is adding as a Subsidiary Guarantor in the event that the Borrower and the then current Subsidiary Guarantors contribute less than 80% of Adjusted Net Operating Income (as further described in Section 7.11) as of the end of any fiscal quarter of Borrower, or (ii) that has become a guarantor under any existing or future unsecured Indebtedness of Borrower (as further described in Section 7.11), such notice to be delivered to the Administrative Agent concurrently with the delivery of the Compliance Certificate with respect to such quarter;

(k)                                  Changes in Name or Fiscal Year.  Prompt written notice of (i) any change in the Borrower’s name, with copies of all filings with respect to such name change attached thereto, and (ii) any change in its fiscal year from that in effect on the Effective Date.

(l)                                     Defaults or Events of Default.  Prompt written notice if there shall occur and be continuing a Default or an Event of Default; and

(m)                               Other Information.  Such other information as the Administrative Agent or any Lender shall reasonably request from time to time.

7.3                                 Legal Existence.

(a)                                  Borrower’s Legal Existence.  Maintain its status as a Maryland corporation in good standing in the State of Maryland and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

(b)                                 Legal Existence of Subsidiaries.  Cause each Subsidiary of the Borrower to maintain its status as a real estate investment trust, business trust, corporation, limited liability company or partnership, as the case may be, in good standing in its state of formation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material

Adverse Effect; provided, that Borrower may cause any Subsidiary (other than a Subsidiary Guarantor, except as allowed by Section 8.2) to be liquidated or dissolved.

7.4                                 Taxes.

Pay and discharge when due, and cause each Subsidiary of the Borrower so to do, all Taxes, assessments and governmental charges, license fees and levies upon, or with respect to, the Borrower or such Subsidiary and all Taxes upon the income, profits and Property of the Borrower and its Subsidiaries, which if unpaid, could reasonably be expected to have a Material Adverse Effect, unless and to the extent only that such Taxes, assessments, governmental charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary and such contest has the effect of staying the collection of any Lien from any Property of the Borrower or its Subsidiaries arising from such non payment, and provided that the Borrower shall give the Administrative Agent prompt notice of such contest and that such reserve or other appropriate provision as shall be required in accordance with GAAP (as determined by the Accountants) shall have been made therefor.

7.5                                 Insurance.

Maintain, and cause each Subsidiary of the Borrower to maintain, insurance on its Property against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses and owning similar Properties in the same general areas in which the Borrower or the relevant Subsidiary operates, and file with the Administrative Agent within 10 Business Days after request therefor a detailed list of such insurance then in effect, stating the names of the carriers thereof, the policy numbers, the insureds thereunder, the amounts of insurance, dates of expiration thereof, and the Property and risks covered thereby, together with a certificate of the Chief Financial Officer certifying that in the opinion of such officer such insurance complies with the obligations of the Borrower under this Section, and is in full force and effect.

7.6                                 Payment of Indebtedness and Performance of Obligations.

Pay and discharge when due, and cause each Subsidiary of the Borrower to pay and discharge, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to have a Material Adverse Effect, unless such Indebtedness shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary and such contest has the effect of staying the collection of any Lien from any Property of the Borrower or its Subsidiaries arising from such non payment, and provided that the Borrower shall give the Administrative Agent prompt notice of such contest and that such reserve or other appropriate provision as shall be required in accordance with GAAP (as determined by the Accountants) shall have been made therefor.

7.7                                 Maintenance of Property; Environmental Investigations.

(a)                                  In all material respects, at all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), and cause each

Subsidiary of the Borrower so to do, all Property necessary to the operation of the Borrower’s or such Subsidiary’s business.

(b)                                 In the event that the Administrative Agent shall have a reasonable basis for believing that Hazardous Substances may be on, at, under or around any Real Property in violation of any applicable Environmental Law which, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, promptly conduct and complete (at the Borrower’s expense) all investigations, studies, samplings and testings relative to such Hazardous Substances as the Administrative Agent may reasonably request.

7.8                                 Observance of Legal Requirements.

(a)                                  Observe and comply in all respects, and cause each Subsidiary of the Borrower so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it, except (i) where noncompliance with any of the foregoing (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect, or (ii) such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by it and such contest has the effect of staying the collection of any Lien from any Property of the Borrower or its Subsidiaries arising from such noncompliance, and provided that the Borrower shall give the Administrative Agent prompt notice of any contest with respect to clause (ii) to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect and that such reserve or other appropriate provision as shall be required in accordance with GAAP (as determined by the Accountants) shall have been made therefor.

(b)                                 Use and operate all of its facilities and property in compliance with all Environmental Laws and cause each of its Subsidiaries so to do, and keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith and cause each of its Subsidiaries so to do, and handle all Hazardous Materials in compliance with all applicable Environmental Laws and cause each of its Subsidiaries so to do, except where noncompliance with any of the foregoing (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

7.9                                 Inspection of Property; Books and Records; Discussions.

Keep, and cause its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its and its Subsidiaries’ business and activities and permit representatives of the Administrative Agent and any Lender during normal business hours and on reasonable prior notice to visit its offices and its Subsidiaries’ offices, to inspect any of its Property and any of its Subsidiaries’ Property and to examine and make copies or abstracts from any of its and its Subsidiaries’ books and records as often as may reasonably be required under the circumstances, and to discuss the business, operations, prospects, licenses, Property and financial condition of the Borrower and its Subsidiaries with the officers thereof and the Accountants.  Borrower may have a representative accompany Administrative Agent or any Lender on any such visit, inspection or discussion.

7.10                           Licenses, Intellectual Property.

Maintain, and cause each Subsidiary of the Borrower to maintain, in full force and effect, all licenses, franchises, Intellectual Property, permits, authorizations and other rights as are necessary for the conduct of its business, the loss of which could reasonably be expected to have a Material Adverse Effect.

7.11                           Additional Guarantors.

At any time after the date hereof, in the event that, during any fiscal quarter of Borrower, Borrower and the Subsidiary Guarantors do not own Unencumbered Assets which contribute at least eighty percent (80%) of the Adjusted Net Operating Income for all Unencumbered Assets of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, then, at the time that Borrower is to provide the Compliance Certificate with respect to such quarter to Administrative Agent, Borrower shall cause such Subsidiaries of Borrower, as designated by the Borrower and approved by Administrative Agent (such approval not to be unreasonably withheld), to execute and deliver a Guaranty to the Administrative Agent, for the benefit of the Lenders, duly executed by such Subsidiaries (together with certificates and attachments of a nature similar to those described in Section 5.1(b) and (c) with respect to such Subsidiaries and an opinion of counsel of a nature similar to those in the form required pursuant to Section 5.6 (iii)) so that Borrower and the Subsidiary Guarantors will again own Unencumbered Assets which contribute at least 80% of the Adjusted Net Operating Income for all Unencumbered Assets of the Borrower and its Subsidiaries on a Consolidated basis.  Additionally, in the event that any Subsidiary of the Borrower, whether presently existing or hereafter formed or acquired, which is not a Subsidiary Guarantor at such time, shall after the date hereof become a guarantor under any existing or future unsecured Indebtedness of Borrower, then promptly after the Administrative Agent’s request therefor, Borrower shall cause such Subsidiary to execute and deliver a Guaranty to the Administrative Agent, for the benefit of the Lenders, duly executed by such Subsidiaries (together with certificates and attachments of a nature similar to those described in Section 5.1(b) and (c) with respect to such Subsidiaries and an opinion of counsel of a nature similar to those in the form required pursuant to Section 5.6 (iii)).  Notwithstanding the foregoing, the foregoing Adjusted Net Operating Income for all Unencumbered Assets threshold of this Section shall not be applicable from and after the occurrence of, and during the continuance of, (i) an Event of Default, or (ii) a reduction by S&P of its Senior Debt Rating below BBB- or a reduction by Moody’s of its Senior Debt Rating below Baa3 (it being understood that at such time, the Administrative Agent can require any Subsidiary of the Borrower (other than an Excluded Subsidiary) which has not executed a Guaranty to immediately comply with requirements of this Section).

7.12                           REIT Status; Operation of Business.

(a)                                  Maintain its status under §§856 et seq. of the Code as a REIT.

(b)                                 Carry on all business operations of the Borrower as a self advised, self managed REIT.

(c)                                  Manage, or cause one or more of its Subsidiaries at all times to manage, at least 90% of all Properties of the Borrower and its Subsidiaries.

(d)                                 Cause the common stock of Borrower at all times to be listed for trading and to be traded on the New York Stock Exchange, the American Stock Exchange or another nationally recognized stock exchange.

7.13                           More Restrictive Agreements.

Should Borrower or any Subsidiary Guarantor after the date hereof enter into any agreement or modify any existing agreement (a “More Restrictive Agreement”) relating to any unsecured Indebtedness of Borrower or any Subsidiary Guarantor that includes negative covenants or default provisions (or any other provision which may have the same practical effect) which are more restrictive against Borrower or any Subsidiary Guarantor than those set forth in Section 9, Section 9.1(g) or Section 9.1(j) of this Agreement (the “Original Provisions”), the Borrower shall promptly notify the Administrative Agent and, if requested by the Required Lenders, the Borrower, the Administrative Agent, and the Required Lenders shall (and if applicable, the Borrower shall cause any Subsidiary Guarantor to) promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions as determined by the Required Lenders in their sole discretion.  The Borrower and each Subsidiary Guarantor agree to deliver to the Administrative Agent copies of any agreements or documents (or modifications thereof) pertaining to any such Indebtedness as the Administrative Agent from time to time may request.  Notwithstanding the foregoing, any amendments to provisions contained in this Agreement and the other Loan Documents made pursuant to this Section 7.13 shall only be effective for such period of time as the applicable More Restrictive Agreement is in full force and effect (or continues to be more restrictive), and upon the termination of the effectiveness of such More Restrictive Agreement (or upon such More Restrictive Agreement becoming less restrictive than the corresponding Original Provision), the provisions affected by such amendment shall return to the applicable Original Provisions.

8.                                       NEGATIVE COVENANTS.

The Borrower agrees that, so long as any Loan remains outstanding and unpaid or any other amount is owing under any Loan Document to any Lender or the Administrative Agent, the Borrower shall not, directly or indirectly:

8.1                                 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, or permit any Subsidiary of the Borrower so to do, except the following “Permitted Liens”:  (i) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent or the existence of which do not otherwise violate the covenants in Section 7.4, (ii) Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (but not ERISA and other types of similar statutory obligations incurred in the ordinary course of business), (iii) Liens, deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety or appeal bonds, performance bonds, completion bonds or other obligations of like nature arising in the ordinary course of business, (iv) zoning ordinances, easements, rights of way, use restrictions, exclusive use limitations in any lease of Real Property, reciprocal easement agreements, minor defects, irregularities, and other restrictions, charges or encumbrances affecting Real Property (whether or not recorded), which do not materially adversely affect the value of such Real Property or materially impair its use for the operation of the business of the Borrower or such Subsidiary, (v) statutory Liens arising by operation of law such as mechanics’, materialmen’s, carriers’, warehousemen’s liens incurred in the ordinary course of business which are not delinquent or the existence of which do not otherwise violate the covenants in Section 7.6, (vi) Liens arising out of judgments or decrees which are being contested in accordance with Section 7.8(a) or the existence of which do not otherwise violate the covenants in Section 7.8(a) or result in a default pursuant to Section 9.1(j), (vii) mortgages and related financing statements and security agreements on Real Property, provided that the existence of such mortgages, and the Indebtedness secured thereby, does not cause the Borrower to be in violation of Section 8.15 or 8.16, (viii) Liens in favor of the Borrower or any Subsidiary Guarantor, provided that the Indebtedness secured by any such Lien is held by the Borrower or such Subsidiary Guarantor, (ix) the interests of lessees and lessors under leases of real or personal property made in the ordinary course of business which could not reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect, (x) Liens on the interests of Borrower or any Subsidiary of Borrower in any Joint Venture (including, without limitation, in any FIN 46 Entity) or in any Subsidiary of Borrower, provided that the existence of such Liens, and the Indebtedness secured thereby, does not cause the Borrower to be in violation of Section 8.15, (xi) Liens under Capital Leases, provided that the existence of such Capital Lease, and the indebtedness secured thereby, does not cause the Borrower to be in violation of Section 8.15, (xii) Liens (A) in existence on the Effective Date created in connection with the Existing Credit Agreements, or (B) created after the Effective Date in accordance with the terms of the Existing Credit Agreements as in effect on the Effective Date, and (xiii) Liens not otherwise permitted by clauses (i) through (xii) of this Section which do not in the aggregate exceed, in principal amount, $15,000,000.

8.2                                 Merger, Consolidation and Certain Dispositions of Property.

(a)                                  Consolidate with, be acquired by, or merge into or with any Person, or sell, lease or otherwise dispose of all or substantially all of its Property (in one transaction or a series of transactions), or permit any Subsidiary Guarantor so to do, or liquidate or dissolve, except, subject to the last sentence of this Section 8.2(a), (i) the merger or consolidation of any Subsidiary Guarantor of the Borrower into or with the Borrower, (ii) the merger or consolidation of any two or more Subsidiary Guarantors (including any Subsidiaries that become Subsidiary Guarantors upon the consummation of such a transaction with a Subsidiary Guarantor), (iii) the merger or consolidation of the Borrower or a Subsidiary Guarantor with any other Person, provided that (A) the Borrower or such Subsidiary Guarantor is the surviving entity in such merger or consolidation, or contemporaneously with the consummation of such transaction the surviving entity becomes a Subsidiary Guarantor, (B) the total book value of the assets of the entity which is merged into or consolidated with the Borrower or such Subsidiary Guarantor is less than 35% of the total book value of the assets of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP immediately following such merger or consolidation, (C) immediately prior to such merger or consolidation the Borrower shall have provided to the Administrative Agent a Compliance Certificate prepared on a pro forma basis (and adjusted in the best good faith estimate of the Borrower, based on the advice of the Accountants, to give effect to such merger or consolidation) demonstrating that after giving effect to such merger or consolidation, no Default shall exist with respect to any of the covenants set forth in Sections 8.12, 8.13, 8.14, 8.15, 8.16, 8.17 and 8.18, and (D) after giving effect to such merger or consolidation, no Event of Default shall then exist, or (iv)  the merger or consolidation of a Subsidiary Guarantor with any other Person in which such other Person shall be the surviving entity, the liquidation or dissolution of a Subsidiary Guarantor, or the sale, lease or other disposition by a Subsidiary Guarantor of all or substantially all of its Property, so long as, after giving effect to such transaction, (x) no Default or Event of Default shall then exist, (y) such transaction does not violate Section 8.2(b) and (z) Borrower and/or the Subsidiary Guarantors (including any new Subsidiary Guarantors provided by the Borrower pursuant to Section 7.11 in connection with such transaction) own Unencumbered Assets which contribute at least 80% of the Adjusted Net Operating Income for all Unencumbered Assets of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP.  In the event that a Subsidiary Guarantor shall engage in a transaction permitted by Section 8.2(a)(iv) (other than a lease of all or substantially all of its assets), then such Subsidiary Guarantor shall be released by Administrative Agent from liability under the Subsidiary Guaranty, provided that the Borrower shall deliver to Administrative Agent evidence satisfactory to Administrative Agent that (X) the Borrower will be in compliance with all covenants of this Agreement after giving effect to such transaction, (Y) if such transaction involves the sale or disposition by a Subsidiary Guarantor of all or substantially all of its Property, such Subsidiary Guarantor shall be legally dissolved after its release from the Subsidiary Guaranty (provided further that a Subsidiary Guarantor that has transferred substantially all of its assets may be released from its liability under the Subsidiary Guaranty without dissolving upon the approval of the Administrative Agent, which approval may be withheld in its sole discretion) and (Z) the net cash proceeds from such sale or disposition are being distributed to Borrower as part of such dissolution.  Except as set forth in the following sentence, nothing in this Section 8.2(a) shall in any way restrict the activities of a Subsidiary that is not a Subsidiary Guarantor.  Notwithstanding anything contained herein to the contrary, the Borrower shall not, directly or indirectly, permit any merger or consolidation of any Subsidiary which owns any Unencumbered Assets with CA New Plan Fixed Rate Partnership, L.P., any DownREIT Partnership or any Subsidiary of a DownREIT Partnership.

(b)                                 Except as expressly permitted by Section 8.2(a), sell, transfer, contribute, master lease or dispose of any of its Property, either directly or indirectly, or permit any Subsidiary Guarantor so to do, except, subject to the last sentence of this Section 8.2(b), that if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing, (i) any Subsidiary Guarantor may sell, transfer, contribute, master lease or otherwise dispose of its assets to the Borrower or to any other Subsidiary Guarantor, (ii) the Borrower may sell, transfer, contribute, master lease or otherwise dispose of its assets to any Subsidiary Guarantor, (iii) in connection with any transaction pursuant to which a Real Property asset of Borrower or any Subsidiary Guarantor is or will be encumbered with a mortgage (as permitted under Section 8.1(vii)), the Borrower or any Subsidiary Guarantor may transfer such asset to any Subsidiary, (iv) Borrower or any Subsidiary Guarantor of Borrower may sell, transfer, contribute or dispose of worn-out or obsolete Property, (v) Borrower or any Subsidiary Guarantor may sell, transfer, contribute, master lease or otherwise dispose of any of its assets to any Subsidiary, so long as, after giving effect to such transaction, Borrower and/or the Subsidiary Guarantors (including any new Subsidiary Guarantors provided by the Borrower pursuant to Section 7.11 in connection with such transaction) own Unencumbered Assets which contribute at least 80% of the Adjusted Net Operating Income for all Unencumbered Assets of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, and (vi) the Borrower or any Subsidiary of the Borrower may sell, transfer, contribute, master lease or otherwise dispose of Property in an arm’s length transaction (or, if the transaction involves an Affiliate of the Borrower, if the transaction complies with Section 8.8), including, without limitation, a disposition of Property pursuant to a merger or consolidation (so long as such merger or consolidation is not prohibited by Section 8.2(a)), provided, however, that for any fiscal year of the Borrower, any sale, transfer, master lease, contribution or other disposition of Property in reliance on this clause (vi) which when combined with all other sales, transfers, master leases, contributions or dispositions of Property in reliance on this clause (vi) made in such fiscal year shall not exceed 25% of the total book value of all Property of the Borrower and its Subsidiaries determined as of the date of each such transaction.  Except as set forth in the following sentence, nothing in this Section 8.2(b) (other than clause (vi)) shall in any way restrict the activities of a Subsidiary that is not a Subsidiary Guarantor.  Notwithstanding anything contained herein to the contrary, neither the Borrower nor any Subsidiary of the Borrower shall, directly, or indirectly, sell, transfer, contribute, master lease or dispose of any Unencumbered Assets to CA New Plan Fixed Rate Partnership, L.P., any DownREIT Partnership or any Subsidiary of a DownREIT Partnership other than in connection with any transaction which is otherwise permitted pursuant to this Section 8.2(b) pursuant to which such Unencumbered Asset will no longer constitute an Unencumbered Asset as a result of such transaction.

8.3                                 Investments, Loans, Etc.

At any time, purchase or otherwise acquire, hold or invest in the Stock of, or any other interest in, any Person, or make any loan or advance to, or enter into any arrangement for the purpose of acquiring, holding or investing in or loaning or advancing to, or make any other investment, whether by way of capital contribution, time deposit or otherwise, in or with any Person, or permit any Subsidiary of the Borrower so to do, (all of which are sometimes referred to herein as “Investments”, it being understood, without limitation, that the provision by Borrower or any Subsidiary of guarantees and/or letters of credit to other Persons shall not constitute Investments but shall instead constitute Indebtedness) except the following (to the extent that maintaining any thereof would not at any time violate the requirements of Section 856(c) of the Code):

(a)                                  demand deposits, certificates of deposit, bankers acceptances and domestic and eurodollar time deposits with any Lender, or any other commercial bank, trust company or national banking association incorporated under the laws of the United States or any State thereof and having undivided capital, surplus and undivided profits exceeding $500,000,000 and a long term debt rating of A or A2, as determined, respectively, by S&P and Moody’s;

(b)                                 short term direct obligations of the United States of America or agencies thereof whose obligations are guaranteed by the United States of America;

(c)                                  securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States or any State thereof which at the time of purchase are rated by S&P or Moody’s at not less than “A1” or “P1,” respectively;

(d)                                 mortgage backed securities guaranteed by the Governmental National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage backed bonds which at the time of purchase are rated by S&P or Moody’s at not less than “Aa” or “AA,” respectively;

(e)                                  repurchase agreements having a term not greater than 90 days and fully secured by securities described in the foregoing paragraph (b) or (d) with banks described in the foregoing paragraph (a) or with financial institutions or other corporations having total assets in excess of $50,000,000;

(f)                                    shares of “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per share value, invest principally in the investments described in one or more of the foregoing paragraphs (a) through (e) and have total assets of in excess of $50,000,000;

(g)                                 Real Property;

(h)                                 Subject to Section 8.17, equity investments in any Person (other than Subsidiaries) and Notes Receivable investments;

(i)                                     Subject to Section 8.17, Investments (debt or equity) in Subsidiaries of the Borrower;

(j)                                     investments in respect of (1) equipment, inventory and other tangible personal property or intangible property acquired in the ordinary course of business, (2) current trade and customer accounts receivable for services rendered in the ordinary course of business, (3) advances to employees for travel expenses other company related expenses, and (4) prepaid expenses made in the ordinary course of business;

(k)                                  Hedging Agreements made in connection with any Indebtedness;

(l)                                     repurchases of any common or preferred stock or other equity interests (or securities convertible into such interests) in the Borrower that have been previously issued by the Borrower which do not exceed, in any calendar year, (1) 10% of the aggregate outstanding shares of common and preferred stock and other equity interests in Borrower as of the date hereof, in any combination, plus (2) 10% of the aggregate of any additional shares of common and preferred stock and other equity interests in Borrower issued after the date hereof, in any combination;

(m)                               redemptions of preferred stock of the Borrower in accordance with the terms thereof;

(n)                                 redemptions for cash or common Stock of the Borrower of units of limited partner interests or limited liability company interests in a DownREIT Partnership;

(o)           loans or advances to employees of the Borrower, provided that all such loans in the aggregate do not at any time exceed $25,000,000 in the aggregate;

(p)           Capital Leases; and

(q)           subject to Section 8.17, any other Investments not included in paragraphs (a) through (p) deemed appropriate by the Borrower (provided that in no event shall Investments made in reliance upon the exception set forth in this paragraph (q) exceed $75,000,000 in any fiscal year of Borrower).

8.4           Business Changes.

Change in any material respect the nature of the business of the Borrower or its Subsidiaries as conducted on the Effective Date.

8.5           Amendments to Organizational Documents.

Amend or otherwise modify its corporate charter or by laws in any way (other than in connection with the issuance or classification of preferred stock of the Borrower) which would adversely affect the interests of the Administrative Agent and the Lenders under any of the Loan Documents, or permit any Subsidiary of the Borrower to amend its organizational documents in a manner which could have the same result.

8.6           [Intentionally Omitted.]

8.7           Sale and Leaseback.

Enter into any arrangement with any Person providing for the leasing by it of Property which has been or is to be sold or transferred by it to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or its rental obligations, or permit any Subsidiary of the Borrower so to do, except for sale and leasing transactions described herein for which the combined selling price of all Property subject to all such transactions does not exceed $100,000,000 in any fiscal year of Borrower.

8.8           Transactions with Affiliates.

Become a party to any transaction in an amount that exceeds $100,000 with an Affiliate unless the terms and conditions relating thereto (i) have been approved by a majority of the disinterested directors of the Borrower, (ii) have been approved by a majority of votes cast by the stockholders of the Borrower, or (iii) are upon fair and reasonable terms, no less favorable to the Borrower or its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or its Subsidiary, or permit any Subsidiary of the Borrower so to do.

8.9           Issuance of Additional Capital Stock by Subsidiary Guarantors.

Permit any Subsidiary Guarantor to issue any additional Stock or other equity interest of such Subsidiary Guarantor, other than the issuance of partnership or limited liability company units in a DownREIT Partnership which is a Subsidiary Guarantor, provided that such units are issued in consideration of the contribution to the DownREIT Partnership of assets qualifying as “real estate assets” under Section 856(c) of the Code.

8.10         Hedging Agreements.

Enter into, or permit any of its Subsidiaries to enter into, any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate interest rate risks to which the Borrower or any Subsidiary of the Borrower is exposed in the conduct of its business or the management of its liabilities.

8.11         Restricted Payments.

Make Restricted Payments, except that:

(i)            except as set forth in clause (ii) below, the Borrower may declare and pay dividends payable with respect to its equity securities in any fiscal quarter of the Borrower if after giving effect to such dividend, such dividend, when added to the amount of all other such dividends paid in the same fiscal quarter and the preceding three (3) fiscal quarters, would not exceed the greater of (A) ninety-five percent (95%) of its Funds from Operations for the four fiscal quarters ending prior to the quarter in which such dividend is paid or (B) the minimum amount of such dividends required under the Code to enable the Borrower to continue to maintain its status under the Code as a REIT, as evidenced (in the case of clause (B)) by a certification of Chief Financial Officer containing calculations in reasonable detail satisfactory in form and substance to Administrative Agent;

(ii)           if an Event of Default under Section 9.1(a) or (b) has occurred and is continuing, the Borrower may only declare and pay dividends with respect to its equity securities which shall not exceed the minimum amount of such dividends required under the Code to enable the Borrower to continue to maintain its status under the Code as a REIT, as evidenced by a certification of Chief Financial Officer containing calculations in reasonable detail reasonably satisfactory in form and substance to Administrative Agent;

(iii)          the Borrower may effect Stock repurchases to the extent permitted by Sections 8.3(l) or 8.3(m);

(iv)          the Borrower may effect “cashless exercises” of options granted under the Borrower’s stock option plans;

(v)           the Borrower may distribute rights or equity securities under any rights plan adopted by the Borrower; and

(vi)          the Borrower may declare and pay dividends (or effect Stock splits or reverse Stock splits) with respect to its equity securities payable solely in additional shares of its equity securities.

8.12         Unencumbered Assets Coverage Ratio.

Permit the Unencumbered Assets Coverage Ratio to be less than 2.0:1.0 at any time.

8.13         Fixed Charge Coverage Ratio.

Permit the Fixed Charge Coverage Ratio to be less than 1.75:1.0 at any time.

8.14         Minimum Tangible Net Worth.

Permit the Tangible Net Worth of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP at any time to be less than the sum of (i) $1,278,400,000, plus (ii) 80% of the aggregate net proceeds received by the Borrower from and after the Effective Date in connection with the issuance of any capital stock of the Borrower.

8.15         Maximum Total Indebtedness; Maximum Secured Indebtedness.

(a)           Permit at any time Consolidated Total Indebtedness to be more than 57.5% of Adjusted Consolidated Total Assets at such time; or

(b)           Permit at any time the portion of the Consolidated Total Indebtedness (which shall exclude Indebtedness of FIN 46 Entities and other Joint Ventures that are not Subsidiaries) consisting of Consolidated secured Indebtedness of Borrower and its Subsidiaries at such time to exceed 40% of Adjusted Consolidated Total Assets at such time.

8.16         Unsecured Indebtedness to Unencumbered Assets Ratio.

Permit at any time the portion of the Consolidated Total Indebtedness (which shall exclude Indebtedness of FIN 46 Entities and other Joint Ventures that are not Subsidiaries) consisting of Consolidated unsecured Indebtedness of the Borrower and its Subsidiaries at such time to be more than 55% of Unencumbered Asset Value at such time.

8.17         Maximum Book Value of Ancillary Assets.

Permit the book value of the Ancillary Assets at any time to be more than 25% of the Adjusted Consolidated Total Assets of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP at such time.  For purposes of this Section 8.17, the book value of any Ancillary Asset not owned 100%, directly or indirectly, by the Borrower or any of its Subsidiaries shall be adjusted by multiplying the same by the Borrower’s Interest in such Ancillary Asset during the fiscal quarter of the Borrower ending as of any date of determination of such book value.

8.18         Development Activity.

Engage, directly or indirectly, or permit any Subsidiary or Joint Venture to engage, in the ground-up development of Real Property except for the ground-up development of New Construction Assets to be used principally as a retail shopping center, provided that the book value of New Construction Assets owned by the Borrower and its Subsidiaries and Joint Ventures shall not at any time exceed fifteen percent (15%) of the Borrower’s Adjusted Consolidated Total Assets.  For purposes of this Section 8.18, the book value of any New

Construction Assets not owned 100%, directly or indirectly, by the Borrower or any of its Subsidiaries shall be adjusted by multiplying the same by the Borrower’s Interest in such New Construction Asset during the fiscal quarter of the Borrower ending as of any date of determination of such book value.

9.             DEFAULT.

9.1           Events of Default.

The following shall each constitute an “Event of Default” hereunder:

(a)           The failure of the Borrower to pay any installment of principal on any Note on the date when due and payable; or

(b)           The failure of the Borrower to pay any installment of interest or any other expenses or other charges payable under any Loan Document within five Business Days of the date when due and payable; or

(c)           The use of the proceeds of any Loan in a manner inconsistent with or in violation of Section 2.13; or

(d)           The failure of the Borrower to observe or perform any covenant or agreement contained in Section 7.12(a), 7.12(b), or 8 (other than Sections 8.1, 8.3, 8.5, 8.7, 8.8 and 8.10 as to which the provisions of paragraph (e) below shall apply); or

(e)           The failure of Borrower or any of its Subsidiaries to observe or perform any other term, covenant, or agreement contained in any Loan Document and such failure shall have continued unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower, provided that if the Borrower shall have exercised reasonable diligence to cure such failure and such failure cannot be cured within such 30 day period despite such reasonable diligence, the Borrower shall have the right to cure such failure within 90 days after the date of such notice from the Administrative Agent provided the Borrower diligently and continuously pursues the completion of such cure; or

(f)            Any representation or warranty of the Borrower or any of its Subsidiaries (or of any officer of such Person on its behalf) made in any Loan Document to which it is a party or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

(g)           Any obligation of the Borrower (other than its obligations under the Notes) or any Subsidiary of the Borrower, whether as principal, guarantor, surety or other obligor, for the payment of any Indebtedness shall (i) become or shall be declared to be due and payable prior to the expressed maturity thereof, or (ii) shall not be paid when due or within any grace period for the payment thereof, or (iii) shall be subject, by the holder of the obligation evidencing such Indebtedness, to acceleration (after the expiration of any applicable notice and cure periods) prior to the expressed maturity thereof, and the sum of all such Indebtedness which is the subject of paragraphs (i) through (iii) inclusive exceeds (A) at any time, in the case of

Indebtedness other than Non Recourse Indebtedness, $15,000,000, and (B) in any calendar year, in the case of Non Recourse Indebtedness, $50,000,000 in the aggregate during such year;  or

(h)           The Borrower or any Subsidiary of the Borrower shall (i) suspend or discontinue its business (except as permitted by Section 7.3 or 8.2), (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 60 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 60 days, or (xii) take any formal action for the purpose of effecting any of the foregoing; provided that the events described in this Section 9.1(h) as to any Subsidiary of the Borrower that is not a Subsidiary Guarantor shall not constitute an Event of Default unless the aggregate book value of Borrower’s direct or indirect equity Investment in all such Subsidiaries exceeds $50,000,000; or

(i)            An order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Borrower or any Subsidiary bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Borrower or any Subsidiary under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Subsidiary or of any substantial part of the Property thereof, or (iv) ordering the winding up or liquidation of the affairs of the Borrower or any Subsidiary, and any such decree or order continues unstayed and in effect for a period of 60 days; provided that the events described in this Section 9.1(i) as to any Subsidiary of the Borrower that is not a Subsidiary Guarantor shall not constitute an Event of Default unless the aggregate book value of Borrower’s direct or indirect equity Investment in all such Subsidiaries exceeds $50,000,000; or

(j)            Judgments or decrees against the Borrower or any Subsidiary of the Borrower not covered by insurance aggregating in excess of $15,000,000 shall not be paid, stayed on appeal, discharged, bonded or dismissed for a period of 45 days; or

(k)           Any Loan Document shall cease, for any reason, to be in full force and effect, or the Borrower shall so assert in writing or shall disavow any of its obligations thereunder; or

(l)            An event or condition specified in Section 7.2(d) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Borrower shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan, the PBGC, or any combination thereof, equal to or in excess of $15,000,000 individually or in the aggregate; or

(m)          There shall occur a Change of Control; or

(n)           If any Loan Document (i) is determined by any court or Governmental Authority to be illegal, invalid or unenforceable in accordance with its terms, or (ii) shall be canceled, terminated, revoked or rescinded other than in accordance with its terms or with the written consent or approval of the Lenders; or

(o)           (i) Any Subsidiary Guarantor shall fail to comply in any material respect with any covenant made by it in the Guaranty or if at any time any representation or warranty made by any Subsidiary Guarantor in the Guaranty or in any other document, statement or writing made to the Administrative Agent, the Lead Arrangers or the Lenders shall prove to have been incorrect or misleading in any material respect when made, or (ii) if a default by any Subsidiary Guarantor shall occur under the Guaranty after the expiration of any applicable notice and grace period; or (iii) if any Subsidiary Guarantor shall revoke or attempt to revoke, contest, commence any action or raise any defense (other than the defense of payment) against its obligations under the Guaranty; or

(p)           There shall occur and be continuing an Event of Default under and as defined in either of the Existing Credit Agreements.

Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (a) if such event is an Event of Default specified in clause (h) or (i) above, the Loans, all accrued and unpaid interest thereon, and all other amounts owing under the Loan Documents shall immediately become due and payable, and the Administrative Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided in the Loan Documents, and (b) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, and upon the direction of the Required Lenders shall, by notice of default to the Borrower, declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and the Administrative Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided pursuant to the Loan Documents.  Except as otherwise provided in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.  The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

In the event that the Notes shall have been declared due and payable pursuant to the provisions of this Section, any funds received by the Administrative Agent and the Lenders from or on behalf of the Borrower shall be applied by the Administrative Agent and the Lenders in liquidation of the Loans and the obligations of the Borrower under the Loan Documents in the following manner and order:  (i) first, to the payment of interest on and then the principal portion of any Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower; (ii) second, to reimburse the Administrative Agent and the Lenders for any expenses due from the Borrower pursuant to the provisions of Section 11.5; (iii) third, to the payment of all other fees, expenses and amounts due under the Loan Documents (other than principal and interest on the Notes); provided, however, that distributions in respect of such fees and expenses due to the Administrative Agent from the Borrower shall be made pari passu with respect to the payment of any other fees, expenses or amounts due the Lenders from the Borrower; (iv) fourth, to the payment of interest due on the Notes; (v) fifth, to the payment of principal outstanding on the Notes; and (vi) sixth, to the payment of any other amounts owing to the Administrative Agent, the Lead Arrangers and the Lenders under any Loan Document or other document or agreement entered into in connection with the transactions contemplated thereby.

10.           THE AGENT.

10.1         Appointment and Authority.

Each of the Lenders hereby irrevocably appoints CNAI to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Subsidiary Guarantor shall have rights as a third party beneficiary of any of such provisions.

10.2         Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3         Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.1) or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4         Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying in good faith upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5         Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent has received written notice thereof from a Lender or the Borrower.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders.

10.6         Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through its Related Parties.  The exculpatory provisions of this Article shall apply to any such Related Parties of the Administrative Agent, and shall apply to any such Related Parties’ activities in connection with the syndication of the loans provided for herein as well as activities as Administrative Agent.

10.7         Indemnification.  Each Lender agrees to indemnify and reimburse the Administrative Agent in its capacity as such (to the extent not promptly reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), pro rata according to its Commitment, from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever including, without limitation, any amounts paid to the Lenders (through the Administrative Agent) by the Borrower, any Subsidiary Guarantor pursuant to the terms of the Loan Documents, that are subsequently rescinded or avoided, or must otherwise be restored or returned) which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other documents contemplated by or referred to therein or the transactions contemplated thereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the gross negligence or willful misconduct of the Administrative Agent.  The agreements in this Section shall survive the payment of all amounts payable under the Loan Documents.

10.8         Successor Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment in writing within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent shall, in consultation with the Borrower, appoint a successor Administrative Agent on behalf of the Lenders prior to the end of the 60th day from such notice from among any of the Lenders who shall have at such time agreed to act as the successor Administrative Agent and shall have at such time a Commitment of at least $10,000,000 (an “Approved Successor”).  If no Lender has a Commitment of at least $10,000,000 (or no Lender whose Commitment is at least $10,000,000 shall agree to accept such appointment), then the retiring Administrative Agent shall, in consultation with the Borrower (unless an Event of Default has occurred and is continuing), appoint any other Lender or any other commercial bank organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $100,000,000 as a successor Administrative Agent.  Any appointment of a successor Administrative Agent shall be subject to the approval of the Borrower, which approval shall not be unreasonably withheld or delayed, and shall be given in any event prior to the end of the 60th day from the date of the retiring Administrative Agent’s notice of removal or resignation, provided that during any period in which there exists and is continuing an Event of Default, no consultation with, or approval from, the Borrower with respect to the appointment of an Approved Successor shall be required.  Upon the acceptance of an appointment as Administrative Agent hereunder by a successor Administrative Agent and any required approval of such successor Administrative Agent by the Borrower in accordance with the terms of this Section, such successor Administrative Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  The Supermajority Lenders may remove the Administrative Agent from its capacity as administrative agent in the event of the Administrative Agent’s willful misconduct or gross negligence.  Such removal shall be effective upon appointment and acceptance of a successor Administrative Agent selected by the Supermajority Lenders.  Any successor Administrative Agent must satisfy the conditions set forth in this Section 10.8 (including, without limitation, the consultation with, and approval from, the Borrower, to the extent required under this Section 10.8).  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the removed Administrative Agent, and the removed Administrative Agent shall be discharged from all further duties and obligations as Administrative Agent under this Agreement and the Loan Documents, provided that the Administrative Agent shall remain liable to the extent provided in the Loan Documents for its actions and omissions occurring prior to such removal.  The Commitment of the Lender which is acting as Administrative Agent shall not be taken into account in the calculation of Supermajority Lenders for the purposes of removing Administrative Agent in the event of the Administrative Agent’s willful misconduct or gross negligence.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 11.5 and 11.11 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related

Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

10.9         Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.10       No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Book Managers, Lead Arrangers or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.

10.11       Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Subsidiary Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations of the Borrower and the Subsidiary Guarantors under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.1, 11.5 and 11.11) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections  3.1, 11.5 and 11.11.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt, on behalf of any Lender, any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Borrower and the Subsidiary Guarantors under the Loan Documents or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.12       Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Guaranty if (i) such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) such release is permitted pursuant to and in accordance with Section 8.2.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 10.12.

11.           OTHER PROVISIONS.

11.1         Amendments and Waivers.

With the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, enter into written amendments, supplements or modifications of the Loan Documents and, with the consent of the Required Lenders, the Administrative Agent on behalf of the Lenders may execute and deliver to any such parties a written instrument waiving or a consent to a departure from, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, waiver or consent shall, without the consent of all of the Lenders:  (i) increase the Commitment of any Lender or the Total Commitment Amount; (ii) extend the Maturity Date; (iii) decrease the rate, or extend the time of payment, of interest of, or change or forgive the principal amount of, or change the requirement that payments and prepayments of principal on, and payments of interest on, the Notes be made pro rata to the Lenders on the basis of the outstanding principal amount of the Loans, (iv) amend the definitions of “Required Lender” or “Supermajority Lenders”, (v) amend any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders, the Supermajority Lenders or the Required Lenders to require a lesser number of Lenders to approve such action, (vi) release any Subsidiary Guarantor from its obligations under a Guaranty except as provided in Section 8.2, or (vii) change the provisions of Section 3.1 or 11.1; and provided further that no such amendment, supplement, modification, waiver or consent shall amend, modify, waive or consent to a departure from any provision of Section 11 or otherwise change any of the rights or obligations of the Administrative Agent under the Loan Documents without the written consent of the Administrative Agent.  The Administrative Agent shall cause a copy of each written request for such an amendment, supplement or modification delivered by the Borrower to it to be delivered to each Lender.  Any such amendment, supplement, modification, waiver or consent shall apply equally to each of the Lenders and shall be binding upon the parties to the applicable agreement, the Lenders, the Administrative Agent and all future holders of the Notes.  In the case of any waiver, the parties to the applicable agreement, the Lenders and the Administrative Agent shall be restored to their former position and rights under the Loan Documents, and any Default or

Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Notwithstanding anything contained herein to the contrary, no Defaulting Lender shall have the right to approve or disapprove any amendment waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.2         Notices.

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or if sent by certified mail (return receipt requested), when the return receipt is signed on behalf of the party to whom such notice is given, or in the case of telecopier notice, when sent with a confirmation received, or if sent by overnight nationwide commercial courier, the Business Day following the date such notice is deposited with said courier, and in any case addressed as follows in the case of the Borrower or the Administrative Agent, and at the Domestic Lending Office in the case of each Lender, or to such other addresses as to which the Administrative Agent may be hereafter notified by the respective parties hereto or any future holders of the Notes:

The Borrower:

New Plan Excel Realty Trust, Inc.
1120 Avenue of the Americas; 12th Floor
New York, New York 10036
Attention:             John B. Roche,
Chief Financial Officer
Telephone:           (212) 869-3000
Facsimile:              (212) 869-3989

with a copy to:

New Plan Excel Realty Trust, Inc.
1120 Avenue of the Americas
New York, New York 10036
Attention:             Steven F. Siegel, Esq., General Counsel
Telephone:           (212) 869-3000
Facsimile:              (212) 869-7460

The Administrative Agent:

Citicorp North America, Inc.
Two Penns Way
New Castle, Delaware  19720
Attention:  Jonathan Lavinier
Telephone:  (302) 894-6065
Facsimile:  (212) 994-0961
Email:  jonathan.lavinier@citigroup.com
(the above address being the initial Administrative Agent’s Office)

with a copy to:

Citicorp North America, Inc.
390 Greenwich Street, First Floor
New York, New York 10013
Attention:  Blake Gronich
Telephone:  (212) 723-6590
Facsimile:  (212) 723-8548

except that any notice, request or demand by the Borrower to or upon the Administrative Agent or the Lenders pursuant to Section 2.6 shall not be effective until received.  Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by telecopier or other electronic means as fully as if originally signed.

11.3         No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4         Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the making of any Loan, and shall continue in full force and effect as long as any Loan or any other obligation of the Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries or Affiliates hereunder shall remain unpaid or unsatisfied.

11.5         Payment of Expenses and Taxes.

The Borrower agrees, promptly upon presentation of a statement or invoice therefor, and whether any Loan is made, (i) to pay or reimburse the Administrative Agent and the Lead Arrangers for all of their reasonable out of pocket costs and expenses reasonably incurred in connection with the development, preparation, negotiation and execution of, the Loan Documents, the syndication of the loan transaction evidenced by this Agreement (whether or not such syndication is completed) and any amendment, supplement or modification hereto (whether or not executed), any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, including, without limitation, the reasonable fees and disbursements of Special Counsel, (ii) to pay or reimburse each Credit Party for all of its respective reasonable costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, reasonably incurred in connection with (x) any Default or Event of

Default and any enforcement or collection proceedings resulting therefrom (including, without limitation, any reasonable costs incurred after the entry of judgment in an attempt to collect money due in the judgment) or in connection with the negotiation of any restructuring or “work out” (whether consummated or not) of the obligations of the Borrower under any of the Loan Documents and (y) the enforcement of this Section, (iii) to pay, indemnify, and hold each Credit Party harmless from and against, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (iv) to pay, indemnify and hold each Credit Party and each of their respective officers, directors, employees, affiliates, agents, controlling persons and attorneys (as used in this Section, each an “indemnified person”) harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable counsel fees and disbursements) with respect to any claim, investigation or proceeding from any third party relating to this Agreement or the Loan Documents, including the enforcement and performance of the Loan Documents and the use of the proceeds of the Loans (all the foregoing, collectively, the “indemnified liabilities”), whether or not any such indemnified person is a party to this Agreement or the Loan Documents, and to reimburse each indemnified person for all reasonable legal and other expenses incurred in connection with investigating or defending any indemnified liabilities, and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower agrees to make the maximum payment permitted or not prohibited under applicable law; provided, however, that the Borrower shall have no obligation hereunder to pay indemnified liabilities to any Credit Party arising from (A) the gross negligence or willful misconduct of such Credit Party or (B) disputes solely between the Credit Parties and which are not related to any act or failure to act on the part of the Borrower or the failure of the Borrower or any of its Subsidiaries to perform any of their respective obligations under this Agreement or any of the other Loan Documents.

Notwithstanding the foregoing, the fees and expenses referred to in clause (iv) of the preceding paragraph shall not be payable by the Borrower if (x) any such enforcement action brought by such Credit Party is dismissed, with prejudice, on the pleadings or pursuant to a motion made by the Borrower for summary judgment, and (y) if such Credit Party appeals such dismissal, such dismissal is affirmed and the time for any further appeals has expired.  The obligations of the Borrower under this Section shall survive the termination of this Agreement and the Commitments and the payment of the Notes and all other amounts payable under the Loan Documents.

11.6         Lending Offices.

Each Lender shall have the right at any time and from time to time to transfer its Loans to a different office, provided that such Lender shall promptly notify the Administrative Agent and the Borrower of any such change of office.  Such office shall thereupon become such Lender’s Domestic Lending Office or LIBOR Lending Office, as the case may be; provided, however, that no such Lender shall be entitled to receive any greater amount under Section 2.11, 2.12 or 2.14 as a result of a transfer of any such Loans to a different office of such Lender than it would be entitled to immediately prior thereto unless such claim would have arisen even if such transfer had not occurred.

11.7         Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any Subsidiary Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, and after giving effect to such assignment, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower consents (each such consent not to be unreasonably withheld or delayed);

(ii)           unless otherwise approved by the Administrative Agent, such assignee shall acquire an interest in the Loans of not less than $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof, unless such assignee is acquiring all of the assigning Lender’s Commitment;

(iii)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; and

(iv)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.9, 2.11, 2.12, 11.5 and 11.11 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note (i) to the assignee Lender and (ii) to the assignor Lender if such assignment is less than such assignor Lender’s entire commitment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower, any Subsidiary Guarantor or any of the Borrower’s or any Subsidiary Guarantor’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.1 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9, 2.11 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.9 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.3(b) and (c) as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.9 or 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a foreign corporation (as referred to in Section 2.9(b)) if it were a Lender shall not be entitled to the benefits of Section 2.9 unless the Borrower is notified of the participation sold to such Participant and such Participant, for the benefit of the Borrower, complies with Section 2.9(b) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Resignation by Administrative Agent.  In the event that any Lender acting as Administrative Agent or any successor Lender acting as Administrative Agent shall at any time hold a Commitment of less than $10,000,000.00, then such Administrative Agent shall promptly provide written notice thereof to the Lenders, and the Required Lenders shall have the right, to be exercised within fifteen (15) days of delivery of such notice by such Administrative Agent, to elect to remove such Administrative Agent as Administrative Agent and replace such Administrative Agent under the Loan Documents, subject to the terms of Section 10.8 (including, without limitation, the consultation with, and approval from, the Borrower, to the extent required under Section 10.8.

11.8         Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article V, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.  A telecopied counterpart of any Loan Document or to any document evidencing, and of any an amendment, modification, consent or waiver to or of any Loan Document shall be deemed to be an originally executed counterpart.  A set of the copies of the Loan Documents signed by all the parties thereto shall be deposited with each of the Borrower and the Administrative Agent.  Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by telecopier or other electronic means to the same extent as if originally signed.

11.9         Adjustments; Set off.

(a)           If any Lender (a “Benefited Lender”), shall at any time receive any payment of all or any part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 9.1(h) or (i), or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from each of the other Lenders such portion of each such other Lender’s Loans, and shall provide each of such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders, provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set off, to the extent not prohibited by law) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)           In addition to any rights and remedies of the Lenders provided by law, upon the occurrence of an Event of Default and the acceleration of the obligations owing in connection with the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default under Section 9.1(a) or (b), each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent not prohibited by applicable law, to set off and apply against any indebtedness, whether matured or unmatured, of the Borrower to such Lender, any amount owing from such Lender to the Borrower, at, or at any time after, the happening of any of the above mentioned events.  To the extent not prohibited by applicable law, the aforesaid right of set off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application.

11.10       Lenders’ Representations.

Each Lender represents to the Administrative Agent that, in acquiring its Note, it is acquiring the same for its own account for the purpose of investment and not with a view to selling the same in connection with any distribution thereof, provided that the disposition of each Lender’s own Property shall at all times be and remain within its control.

11.11       Indemnity.

The Borrower agrees to indemnify and hold harmless each Credit Party and its affiliates, directors, officers, employees, affiliates, agents, controlling persons and attorneys (each an “Indemnified Person”) from and against any loss, reasonable cost, liability, damage or reasonable expense (including the reasonable fees and disbursements of counsel of such Indemnified Person, including all local counsel hired by any such counsel) incurred by such Indemnified Person in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of, any commenced or threatened litigation, administrative proceeding or investigation under any federal securities or tax laws or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon:  (i) any untrue statement of any material fact by the Borrower in any document or schedule executed or filed with any Governmental Authority by or on behalf of the Borrower; (ii) any omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading; or (iii) any acts, practices or omissions of the Borrower or its agents relating to the use of the proceeds of any or all borrowings made by the Borrower which are alleged to be in violation of Section 2.13, or in violation of any federal securities or tax laws or of any other statute, regulation or other law of any jurisdiction applicable thereto, whether or not such Indemnified Person is a party thereto.  The indemnity set forth herein shall be in addition to any other obligations, liabilities or other indemnifications of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise, and shall survive any termination of the Loan Documents, the expiration of the Commitments and the payment of all indebtedness of the Borrower under the Loan Documents, provided that the Borrower shall have no obligation under this Section to an Indemnified Person with respect to any of the foregoing to the extent found in a final judgment of a court having jurisdiction to have resulted primarily out of the gross negligence or willful misconduct of such

Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person.

11.12       Governing Law.

The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws.

11.13       Headings Descriptive.

Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

11.14       Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.15       Consent to Jurisdiction.

The Borrower and each of the Credit Parties hereby irrevocably submit to the jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents.  The Borrower and each of the Credit Parties hereby irrevocably waive, to the fullest extent permitted or not prohibited by law, any objection which any of them may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  The parties intend that Section 5-1402 of the New York General Obligations Law shall apply to this Section 11.15.

11.16       Service of Process.

The Borrower hereby agrees that process may be served against it in any suit, action or proceeding referred to in Section 11.15 by sending the same by first class mail, return receipt requested or by overnight courier service, to the address of the Borrower set forth in Section 11.2 or in the applicable Loan Document executed by the Borrower.  The Borrower hereby agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

11.17       No Limitation on Service or Suit.

Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of the Administrative Agent or any Lender to serve process in any manner permitted by law or limit the right of the Administrative Agent or any Lender to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions in which the Borrower may be served.

11.18       WAIVER OF TRIAL BY JURY.

THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN.  FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE ADMINISTRATIVE AGENT, THE LENDERS, OR COUNSEL TO THE ADMINISTRATIVE AGENT OR THE LENDERS, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR THE LENDERS WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.  THE BORROWER ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION.

11.19       Termination.

After the termination of this Agreement in accordance with its terms, without any extension thereof, and the payment in full of all obligations of the Borrower under the Loan Documents (including without limitation, all principal, interest and other amounts payable hereunder and under the Notes), the obligations of the Borrower hereunder (other than those which are stated herein to survive any termination of this Agreement) shall terminate, except that the foregoing shall not apply with respect to any claim, action or proceeding made or brought under any other provision of the Loan Documents prior to such termination or payment.  At the request of the Borrower, each Lender whose obligations under the Notes have been fully paid shall promptly return to the Borrower its Note marked “paid” or shall deliver other evidence that such Lender has received full payment of such obligations.

11.20       Replacement Notes.

Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery by the relevant Lender of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

11.21       USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

11.22       Replacement of Lenders.  If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions and other requirements contained in, and consents required by, Section 11.7), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be, but is not required to be, another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.7;

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.9, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable Laws; and

(e)           from and after the effective date of such assignment the assigning Lender shall be released from its obligations under this Agreement (and shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.9, 2.11, 2.12, 11.5 and 11.11 with respect to facts and circumstances occurring prior to the effective date of such assignment.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.23       Relationships.  None of the Administrative Agent or any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, the Subsidiary Guarantors or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NEW PLAN EXCEL REALTY TRUST, INC.

By:	/s/ John B. Roche
John B. Roche,
Chief Financial Officer

CITICORP NORTH AMERICA, INC., individually, as a Lender, and as Administrative Agent

By:	/s/ David Bouton
Name: David Bouton
Title: Vice President

Citicorp North America, Inc.
Two Penns Way
New Castle, Delaware  19720
Attention:  Jonathan Lavinier
Facsimile:  (212) 994-0961

with a copy to:

Citicorp North America, Inc.
390 Greenwich Street, First Floor
New York, New York  10013
Attn:  Blake Gronich
Facsimile:  (212) 783-8548

CITIGROUP GLOBAL MARKETS INC., as a Joint Lead Arranger and Joint Book Running Manager

By:	/s/ David Bouton
Name: David Bouton
Title: Director

Citigroup Global Markets Inc.
390 Greenwich Street, First Floor
New York, New York  10013
Attn:  Blake Gronich
Facsimile:  (212) 783-8548

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as a Joint Lead Arranger and Joint Book Running Manager and as Syndication Agent

By:	/s/ Mark Landau
Name: Mark Landau
Title: Managing Director

Merrill Lynch, Pierce, Fenner & Smith
Incorporated
4 World Financial Center
200 Vesey Street
New York, New York  10080
Attn:  Koren Sill
Facsimile:

MERRILL LYNCH BANK USA, as a Lender

By:	/s/ Louis Alder
Name: Louis Alder
Title: Director

Merrill Lynch Bank USA

15 West South Temple, Suite 300

Salt Lake City, Utah  84101

Attn:  Frank K. Stepan

Phone:  (801) 526-8316

Facsimile:  (801) 531-7470

EXHIBIT B

TO TERM LOAN AGREEMENT

LIST OF COMMITMENTS
AND DOMESTIC AND LIBOR
LENDING OFFICES

Lender	Commitment Amount

Citicorp North America, Inc. 390 Greenwich Street, First Floor New York, New York 10013 Attn: Blake Gronich	$75,000,000

LIBOR Lending Office Same as Above

Merrill Lynch Bank USA 15 West South Temple, Suite 300 Salt Lake City, Utah 84101 Attn: Frank K. Stepan Telephone: (801) 526-8316 Facsimile: (801) 531-7470	$75,000,000

LIBOR Lending Office Same as Above

TOTAL	$150,000,000.00